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                                                                   Exhibit 10.35





                         LYONDELL PETROCHEMICAL COMPANY

                                  $400,000,000

                                CREDIT AGREEMENT

                          DATED AS OF DECEMBER 6, 1993



                    TEXAS COMMERCE BANK NATIONAL ASSOCIATION

                            AS ADMINISTRATIVE AGENT

                                      AND

                             CONTINENTAL BANK N.A.

                                  AS CO-AGENT



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                               TABLE OF CONTENTS*
                               -----------------

                                                          PAGE
                                                          ----
                                   ARTICLE I
                                  DEFINITIONS

SECTION    1.01  Definitions............................   1
           1.02  Accounting Terms and Determinations....  14
           1.03  Types of Loans and Borrowings..........  14

                                  ARTICLE II
                                  THE CREDITS
SECTION    2.01  Commitments to Lend....................  14
           2.02  Notice of Borrowings...................  15
           2.03  Letters of Credit......................  15
           2.04  Notice to Banks; Funding of Loans......  21
           2.05  Notes..................................  22
           2.06  Maturity of Loans......................  22
           2.07  Interest Rates.........................  22
           2.08  Conversions and Continuances...........  25
           2.09  Pro Rata Borrowings....................  25
           2.10  Optional Termination or Reduction of
                 Commitments............................  26
           2.11  Mandatory Termination of Commitments...  26
           2.12  Optional Prepayments...................  26
           2.13  General Provisions as to Payments......  27
           2.14  Funding Losses.........................  27
           2.15  Fees...................................  28
           2.16  Computation of Interest and Fees.......  28
           2.17  Maximum Interest Rate..................  29
           2.18  Withholding Tax Exemption..............  31

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* The Table of Contents is not a part of this Agreement.

                                                         PAGE
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
                                  ARTICLE III
                                  CONDITIONS

SECTION    3.01  Effectiveness..........................  32
           3.02  Credit Events..........................  34


                                  ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES

SECTION    4.01  Representations and Warranties of
                 the Borrower...........................  35


                                   ARTICLE V
                                   COVENANTS

SECTION    5.01  Certain Information to be Furnished
                 by the Borrower........................  39
           5.02  Maintenance of Property; Insurance.....  42
           5.03  Limitation on Liens....................  42
           5.04  Consolidation, Merger, Disposition of
                 Assets.................................  44
           5.05  Use of Proceeds........................  45
           5.06  Payment of Taxes.......................  45
           5.07  LCR Matters............................  46
           5.08  Financial and Other Covenants..........  47


                                  ARTICLE VI
                             DEFAULTS AND REMEDIES

SECTION    6.01  Defaults...............................  49
           6.02  Other Remedies.........................  52
           6.03  Rights of Setoff.......................  52

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
                                                          PAGE
                                                          ----

                                  ARTICLE VII
                                  THE AGENTS

SECTION    7.01  Appointment and Authorization..........  52
           7.02  Agents and Affiliates..................  53
           7.03  Action by Agents.......................  53
           7.04  Consultation with Experts..............  53
           7.05  Liability of Agents....................  53
           7.06  Indemnification........................  53
           7.07  Credit Decision........................  54
           7.08  Successor Agents.......................  54

                                 ARTICLE VIII
                            CHANGE IN CIRCUMSTANCES

SECTION    8.01  Basis for Determining Interest Rate
                 Inadequate or Unfair...................  55
           8.02  Illegality.............................  55
           8.03  Increased Cost and Reduced Return......  56
           8.04  Substitute Loans.......................  58
           8.05  Regulation D Compensation..............  58
           8.06  Substitution of Bank...................  59

                                  ARTICLE IX
                                 MISCELLANEOUS

SECTION    9.01  Notices................................  59
           9.02  No Waiver..............................  60
           9.03  Governing Law..........................  60
           9.04  Expenses; Documentary Taxes;
                 Indemnification........................  60
           9.05  Amendments, Etc........................  61
           9.06  Counterparts; Integration..............  62
           9.07  Successors and Assigns.................  62
           9.08  Survival...............................  63
           9.09  Acknowledgment.........................  63
           9.10  Headings...............................  63
           9.11  Sharing of Setoffs.....................  64

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
                                                         PAGE
                                                         ----
           9.12  Collateral.............................  64
           9.13  Consent to Jurisdiction................  64

SCHEDULE 2.07   -Rate Adjustments
SCHEDULE 2.15   -Commitment Fees

SCHEDULE 5.03(c)-Existing and Contemplated Liens

EXHIBIT 2.02    -Form of Notice of Borrowing
EXHIBIT 2.03(b) -Form of Letter of Credit Request
EXHIBIT 2.05    -Form of Note
EXHIBIT 2.08    -Form of Notice of Conversion
EXHIBIT 3.01(ii)-Form of Certificate of Incumbency
EXHIBIT 3.01(iv)-Form of Opinion of Counsel for the Borrower
EXHIBIT 3.01(v) -Form of Opinion of Special Counsel for the Agents

         CREDIT AGREEMENT dated as of December 6, 1993 among LYONDELL PETROCHEMICAL COMPANY, the BANKS listed on the signature pages hereof and TEXAS COMMERCE BANK NATIONAL ASSOCIATION, as Administrative Agent AND CONTINENTAL BANK N.A., as Co-Agent (the Agreement").

         The Borrower desires to borrow from time to time amounts not exceeding in the aggregate $400,000,000 outstanding at any one time from the Banks for general business purposes, and the Banks are prepared to make loans on the terms hereof. Accordingly, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS


     SECTION 1.01. Definitions. In addition to terms defined elsewhere in this Agreement, as used in this Agreement the following terms have the following meanings (all terms defined in this Agreement in the singular to have the same meanings when used in the plural and vice versa):


     "Adjusted CD Rate" has the meaning set forth in Section 2.07(b).

     "Administrative Questionnaire" means, with respect to each Bank, the administrative questionnaire in the form submitted to such Bank by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Bank.

     "Administrative Agent" means Texas Commerce Bank National Association in its capacity as administrative and syndication agent for the Banks hereunder and its successors in such capacity.

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person.

     "Agents" means the Administrative Agent and the Co-Agent in their capacity as agents for the Banks hereunder, and their successors in such capacity.

     "Agreement" has the meaning specified in the introduction to this Agreement, including all amendments, extensions and modifications thereto.

     "Applicable Lending Office" means, with respect to any Bank, (i) in the case of its Domestic Loans, its Domestic Lending Office, (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office, and, (iii) with respect to the Issuing Bank, its Domestic Lending Office.

     "Assessment Rate" has the meaning set forth in Section 2.07(b).

     "Assignee" has the meaning set forth in Section 9.07(c).

     "Authorized Officer" and "Authorized Representative" of the Borrower shall mean an officer or other representative of the Borrower designated in the latest Certificate of Incumbency of the Borrower. The Agents and the Banks shall be conclusively entitled to rely on the latest such Certificate of Incumbency of the Borrower delivered to the Administrative Agent.

     "Bank" means each bank which is listed on the signature pages hereof as having a Commitment and which has executed and delivered this Agreement, each Assignee which becomes a Bank pursuant to Section 9.07(c) and their respective successors.

     "Base Rate" means, for any day, a rate per annum equal to the lesser of (i) the higher of (x) the Prime Rate for such day plus the Base Rate Margin or (y) the Federal Funds Rate for such day plus 1/2 of 1 percent plus the Base Rate Margin, or (ii) the Highest Lawful Rate.

     "Base Rate Loan" means a Loan to be made by a Bank as a Base Rate Loan in accordance with the applicable Notice of Borrowing or pursuant to Article VIII.

     "Base Rate Margin" means the highest applicable basis points set forth in
Schedule 2.07(a) hereto.

     "Borrower" means Lyondell Petrochemical Company, a Delaware corporation, and its successors.

     "Borrowing" has the meaning set forth in Section 1.03.

     "CD Base Rate" has the meaning set forth in Section 2.07(b).

     "CD Loan" means a Loan to be made by a Bank as a CD Loan in accordance with the applicable Notice of Borrowing.

     "CD Margin" has the meaning set forth in Section 2.07(b).

     "CD Reference Banks" means Texas Commerce Bank National Association and Continental Bank N.A. and each such other bank as may be appointed pursuant to
Section 9.07(e).

     "Certificate of Incumbency" shall mean a Certificate of Incumbency described in clause (ii) of Section 3.01 and any successor or replacement Certificate of Incumbency delivered hereunder.

     "CITGO" means CITGO Petroleum Corporation, a Delaware corporation, and its successors and assigns.

     "CITGO Refining", means CITGO Refining Investment Company, an Oklahoma corporation, and its successors (including, without limitation, any entity that assumes Citgo Refining's obligations under the Company Regulations).

     "Co-Agent" means Continental Bank N.A. in its capacity as co-agent for the Banks hereunder and its successors in such capacity.

     "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

     "Commitment" means, as to each Bank, the amount set forth opposite its name on the signature pages hereof under the heading "Commitment" or as set forth in an instrument signed by all appropriate parties in accordance with Section 9.07(c) (as such amount may be reduced from time to time as provided in Section 2.10).

     "Commitment Percentage" of any Bank means, at any time, the ratio which its Commitment bears to the aggregate of all the Banks' Commitments or, if the Commitments have been terminated, the ratio which the aggregate outstanding principal amount of the Loans made by such Bank bears to the aggregate outstanding principal amount of all Loans made by the Banks.

     "Company Regulations" means the amended and restated limited liability company regulations of LCR dated as of July 1, 1993.

     "Consolidated Capital Expenditures" means, for any period, the gross additions to fixed assets attributable to cash flows from investing activities as reflected on the consolidated statement of cash flows of the Borrower and its Consolidated Subsidiaries for such period.

     "Consolidated Debt" means, as of the date of any determination thereof, a consolidated computation of all Debt of the Borrower and its Consolidated Subsidiaries.

     "Consolidated Interest Expense" means, for any period, the Interest Expense reflected on the consolidated statement of income of the Borrower and its Consolidated Subsidiaries for such period.

     "Consolidated Net Income or Loss" means, for any period, the net income
(loss) reflected on the consolidated statement of income of the Borrower and its Consolidated Subsidiaries for such period.

     "Consolidated Net Tangible Assets" means the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities (excluding any liabilities that are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed), and (ii) all goodwill, trade names, trademarks, patents, purchased technology, unamortized debt discount and other like intangible assets, all as set forth on the most recent quarterly consolidated balance sheet of the Borrower and its Consolidated Subsidiaries.

     "Consolidated Subsidiary" means at any date any Subsidiary or other entity (including, without limitation, LCR) the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

     "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under
Section 414(b) or 414(c) of the Code.

     "Credit Event" means the making of a Loan or the occasion of any Borrowing hereunder or the issuance, renewal or extension of any Letter of Credit hereunder.

     "Debt" of any Person means without duplication, as of the date of any determination thereof (i) the aggregate outstanding principal amounts of all indebtedness for borrowed money of such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including letters of credit), (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all Debt of others to the extent secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (vi) all Debt of others to the extent Guaranteed by such Person.

     "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     "Dividend" means any cash dividend paid or declared by the board of directors of the Borrower in respect of the Borrower's stock now or hereafter outstanding.

     "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized by law to close.

     "Domestic Lending Office" means, as to each Bank including the Issuing Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office, branch or affiliate as such Bank may from time to time specify to the Administrative Agent and the Borrower as its Domestic Lending Office; provided, however, that any Bank may from time to time by notice to the Borrower and the Administrative Agent designate separate Domestic Lending Offices for its Base Rate Loans, on the one hand, and its CD Loans, on the other hand, in which case all references herein to the Domestic Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

     "Domestic Loans" means CD Loans or Base Rate Loans or both.

     "Domestic Reserve Percentage" has the meaning set forth in Section 2.07(b).

     "Drawing" means any drawing under a Letter of Credit.

     "EBITDA" means, for any period, the Borrower's Consolidated Net Income or Loss for such period, minus interest income, plus Consolidated Interest Expense, plus depreciation, amortization and provisions for taxes and plus or minus any Non-Operating Special Items; provided, however, that for any fiscal quarter in which the Borrower or any of its Consolidated Subsidiaries shall incur downtime at or with respect to any plant or manufacturing or processing unit (as determined by the Borrower in its sole discretion), the Borrower shall have the right to add up to the lesser of (i) the estimated amount by which EBITDA is impacted by such downtime or (ii) $20,000,000 to the amount of EBITDA calculated for such fiscal quarter; provided further, that such addition of up to $20,000,000 may only be made in the calculation of EBITDA for each of two fiscal quarters during the term of this Agreement and that any such addition may only be made for one fiscal quarter during any four consecutive fiscal quarters.

     "Effective Date" means the date on which this Agreement becomes effective in accordance with Section 3.01.

     "Environmental Laws" means federal, state or local laws, rules or regulations, including any administrative order, permit or approval pertaining to health, safety or the environment in effect in the applicable jurisdiction at the time in question, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act, as amended, the Resource Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, comparable state and local laws, and other environmental conservation and protection laws.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Euro-Dollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

     "Euro-Dollar Lending Office" means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may from time to time specify to the Administrative Agent and the Borrower as its Euro-Dollar Lending Office.

     "Euro-Dollar Loan" means a Loan to be made by a Bank as a Euro-Dollar Loan in accordance with the applicable Notice of Borrowing.

     "Euro-Dollar Margin" has the meaning set forth in Section 2.07(c).

     "Euro-Dollar Rate" has the meaning set forth in Section 2.07(c).

     "Euro-Dollar Reference Banks" means Texas Commerce Bank National Association and Continental Bank N.A. and each such other bank as may be appointed pursuant to Section 9.07(e).

     "Euro-Dollar Reserve Percentage" means with respect to any Bank for any day that percentage (expressed as a decimal) which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirement (including without limitation any basic, supplemental or emergency reserves) imposed on such Bank in respect of "Euro-currency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or in respect of any category of extensions of credit or other assets which includes loans by a non-United States office of such Bank to United States residents).

     "Event of Default" has the meaning set forth in Section 6.01.

     "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/1OOth of 1 percent) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of Dallas on the Domestic Business Day next succeeding such day; provided, however, that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Texas Commerce Bank National Association on such day for such transactions as determined by the Administrative Agent.

     "Financial Letter of Credit" means a Letter of Credit on which the beneficiary thereof can draw due to the failure of a party to perform a payment obligation for the benefit of the beneficiary.

     "Fixed Rate Loans" means CD Loans or Euro-Dollar Loans or any combination of the foregoing.

     "Guarantee", in respect of any Person, means to guarantee or act, directly or indirectly, as a surety for any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, to incur or assume any obligation, direct or indirect, contingent or otherwise, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by binding agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include to endorse for collection or deposit in the ordinary course of business.

     "Hazardous Materials" means any pollutant, contaminant, solid waste, asbestos, petroleum product, crude oil or a fraction thereof, any toxic or hazardous substance, material or waste, any flammable, explosive or radioactive material or any other material or substance not mentioned above which is regulated under any Environmental Law.

     "Highest Lawful Rate" has the meaning set forth in Section 2.17.

     "Interest Expense" means, for any period and for any Person, without duplication, the total interest expense of such Person as reflected on an income statement of such Person for such period.

     "Interest Period" means: (1) with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing and ending one through seven days (subject to market availability), or one, two, three or six months thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided, however, that:

          (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

          (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

          (c) any Interest Period applicable to any Euro-Dollar Loan of any Bank which begins before the Termination Date and would otherwise end after the Termination Date shall end on the Termination Date;

     (2) with respect to each CD Borrowing, the period commencing on the date of such Borrowing and ending 30, 60, 90 or 180 days thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided, however, that:

          (a) any Interest Period (other than an Interest Period determined pursuant to clause (b) below) which would otherwise end on a day which is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day; and

          (b) any Interest Period applicable to any CD Loan of any Bank which begins before the Termination Date and would otherwise end after the Termination Date shall end on the Termination Date; and

     (3) with respect to each Base Rate Borrowing, the period commencing on the date of such Borrowing and ending 90 days thereafter; provided, however, that:

          (a) any Interest Period (other than an Interest Period determined pursuant to clause (b) below) which would otherwise end on a day which is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day; and

          (b) any Interest Period applicable to any Base Rate Loan of any Bank which begins before the Termination Date and would otherwise end after the Termination Date shall end on the Termination Date.

     "Investment" means any capital contribution or loan made by the Borrower or any of its Subsidiaries to LCR in accordance with the Company Regulations.

     "Issuing Bank" means Texas Commerce Bank National Association, or such other Bank as the Borrower may have requested and which has consented to serve as Issuing Bank that issues a Letter of Credit.

     "LCR" means LYONDELL-CITGO Refining Company Ltd., a Texas limited liability company and its successors.

     "LRC" means Lyondell Refining Company, a Delaware corporation and a wholly-owned subsidiary of the Borrower, and its successors (including, without limitation any entity that assumes LRC's obligations under the Company Regulations).

     "Letter of Credit" has the meaning set forth in Section 2.03(a).

     "Letter of Credit Application" has the meaning set forth in Section
2.03(a).

     "Letter of Credit Fee" has the meaning set forth in Section 2.03(n).

     "Letter of Credit Limit" means $75,000,000.

     "Letter of Credit Margin" means the highest applicable basis points set forth in Schedule 2.07(b).

     "Letter of Credit Outstandings" means, at any time, the sum of (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the amount of all Unpaid Drawings in respect of all Letters of Credit.

     "Letter of Credit Request" has the meaning set forth in Section 2.03(a).

     "Letter of Credit Termination Date" means December 3, 1998 or the earlier date of acceleration of the Obligations of the Borrower hereunder and under the Notes pursuant to Section 6.01.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

     "Loan" means a Domestic Loan or a Euro-Dollar Loan and "Loans" means Domestic Loans or Euro-Dollar Loans or any combination of the foregoing.

     "Loan Documents" means this Agreement (including all exhibits), the Notes and the Letter of Credit Applications.

     "Material Adverse Effect" means relative to the occurrence of any event and after taking into account existing or reasonably anticipated insurance coverage and indemnification rights with respect to such occurrence, a material adverse effect (i) on the business, operations, affairs, assets, condition (financial or otherwise) or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole or (ii) on the ability of the Borrower to perform its obligations hereunder and under the Notes.

     "Net Interest" means the sum of (i) interest on Replacement Debt minus any interest earned on the proceeds from Replacement Debt plus (ii) interest on Replaced Debt.

     "Non-Operating Special Item" means (i) any item resulting from a change in one or more accounting principles, (ii) any extraordinary or non-recurring item or (iii) any material operating item which is unusual in nature or infrequent in occurrence; provided, however, that with respect to the designation of any item (other than non-cash items) described in clause (iii), Borrower must obtain the agreement of the Administrative Agent and the Co-Agent that such designation is appropriate, which agreement shall not be unreasonably withheld.

     "Notes" means promissory notes of the Borrower, substantially in the form of Exhibit 2.05 hereto, evidencing the obligation of the Borrower to repay the Loans, and "Note" means any one of such promissory notes issued hereunder.

     "Notice of Borrowing" means a Notice of Borrowing (as defined in Section 2.02).

     "Notice of Conversion" has the meaning set forth in Section 2.08.

     "Obligations" means all of the obligations of the Borrower now or hereafter existing under the Loan Documents, whether for principal, Unpaid Drawings, interest, fees, expenses, indemnification or otherwise.

     "Parent" means, with respect to any Bank, any Person controlling such Bank.

     "Participant" has the meaning set forth in Section 9.07(b).

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Performance Letter of Credit" means a Letter of Credit on which the beneficiary thereof can draw due to the failure of a party to perform any contractual duty or obligation, other than a payment obligation, for the benefit of the beneficiary.

     "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Plan" means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

     "Prime Rate" means the prime rate of interest most recently determined by Texas Commerce Bank National Association and thereafter entered in the minutes of its Loan and Discount Committee, automatically fluctuating upward and downward with and at the time specified in each such announcement without notice to the Borrower or any other Person which prime rate may not necessarily represent the lowest or best rate actually charged to a customer.

     "Rating Agencies" shall mean Standard & Poor's Corporation and its successors ("S&P"), and Moody's Investors Service, Inc. and its successors ("Moody's"), or, if S&P or Moody's or both shall not make a rating on the Borrower's long-term senior unsecured Debt publicly available, a nationally recognized securities rating agency or agencies that provide comparable ratings, selected by the Borrower with the consent of the Administrative Agent, which consent shall not be unreasonably withheld, which shall be substituted for S&P or Moody's or both, as the case may be.

     "Reference Banks" means the CD Reference Banks or the Euro-Dollar Reference Banks, as the context may require, and "Reference Bank" means any one of such Reference Banks.

     "Refunding Borrowing" means a Borrowing which, after application of the proceeds thereof, results in no net increase in the outstanding principal amount of Loans made by any Bank.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time (including any successor provision thereto or any other United States law or regulation imposing reserves on deposits or loans).

     "Regulation G" shall mean Regulation G of the Board of Governors of the Federal Reserve System, as in effect from time to time (including any successor provision thereto).

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time (including any successor provision thereto).

     "Regulation X" shall mean Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time (including any successor provision thereto).

     "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles).

     "Required Banks" means at any date Banks having at least 66 2/3 percent of the aggregate amount of the Commitments or, if the Commitments have been terminated, holding (i) Notes evidencing at least 66 2/3 percent of the aggregate unpaid principal amount of the Loans and (ii) participations in at least 66 2/3 percent of the Letter of Credit Outstandings.

     "Requirements of Environmental Laws" means, as to any Person, the requirements of any Environmental Laws applicable to such Person or the condition or operation of such Person's business or its properties, both real and personal.

     "Restricted Property" means:

          (a) any plant (including fixtures and equipment) for the refining of petroleum or the production of petrochemicals owned by the Borrower, or a Subsidiary, except (i) related facilities which in the opinion of the Board of Directors of the Borrower are transportation or marketing facilities and
     (ii) any plant for the refining of petroleum or the production of petrochemicals which in the reasonable opinion of the Board of Directors of the Borrower is not a principal plant of the Borrower and its Subsidiaries;

          (b)  any inventory of the Borrower or a Subsidiary;

          (c)  any trade accounts receivable of the Borrower or a Subsidiary;
     and

          (d) any shares of capital stock or indebtedness of a Restricted Subsidiary owned by the Borrower or a Subsidiary (excluding any of such shares that constitute "margin stock" as defined in Regulation U).

     "Restricted Subsidiary" shall mean any Subsidiary of the Borrower which owns any Restricted Property.

     "Stated Amount" means, with respect to each Letter of Credit, at any time, the maximum amount then available to be drawn thereunder.

     "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions (whether or not any other class of securities has or might have voting power by reason of the happening of a contingency) are at the time owned or controlled directly or indirectly by the Borrower. Without in any other way limiting the foregoing, LCR shall not be deemed to be a Subsidiary.

     "Termination Date" means December 6, 1998, or such earlier date of acceleration if the Obligations of the Borrower hereunder and under the Notes are accelerated pursuant to Section 6.01 or, if such day is not a Euro-Dollar Business Day, the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the Termination Date shall be the next preceding Euro-Dollar Business Day.

     "34 Act Report" has the meaning set forth in Section 4.01(d).

     "Unfunded Vested Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

     "Unpaid Drawing" has the meaning specified in Section 2.03(g).

     SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Administrative Agent.

     SECTION 1.03. Types of Loans and Borrowings. The term "Borrowing" denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article II on a single date and for a single Interest Period. Loans and Borrowings are classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowings (e.g., a "Euro-Dollar Borrowing" is a Borrowing comprised of Euro-Dollar Loans).


                                  ARTICLE II

                                  THE CREDITS


     SECTION 2.01. Commitments to Lend. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, from time to time to make loans to the Borrower pursuant to this Section 2.01 in amounts such that the aggregate principal amount of Loans by such Bank plus its Commitment Percentage of the Letter of Credit Outstandings at any one time outstanding shall not exceed the amount of its Commitment. Without in any way limiting the foregoing, at no time will the sum of (A) the Letter of Credit Outstandings plus (B) the aggregate outstanding principal amount of the Loans exceed the aggregate amount of the Commitments. Each Borrowing under this Section 2.01 shall be in an aggregate principal amount of $10,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in an aggregate amount such that, immediately after giving effect to such Borrowing, the sum of (A) the Letter of Credit Outstandings plus (B) the aggregate outstanding principal amount of the Loans will equal the aggregate amount of the Commitments) and shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrower may borrow under this Section 2.01, repay, or to the extent permitted by Section 2.12, prepay Loans and re-borrow at any time.

     SECTION 2.02. Notice of Borrowings. The Borrower shall give the Administrative Agent notice (a "Notice of Borrowing") substantially in the form of Exhibit 2.02 hereto not later than 10:00 A.M. (Houston time) on (i) the date of each Base Rate Borrowing or each Euro-Dollar Borrowing with an Interest Period of seven days or less (ii) the second Domestic Business Day before each CD Borrowing and (iii) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing with an Interest Period greater than seven days, specifying:

          (a) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Domestic Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;

          (b)  the aggregate amount of such Borrowing;

          (c) whether the Loans comprising such Borrowing are to be CD Loans, Base Rate Loans or Euro-Dollar Loans or a combination thereof;

          (d) in the case of a Fixed Rate Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period; and

          (e) the aggregate outstanding principal amount of Debt of the Borrower and its Subsidiaries incurred after the Effective Date and, if required, a calculation as of the date of such Notice of Borrowing pursuant to Section 5.08(a).

     SECTION 2.03.   Letters of Credit.

     (a) Subject to and upon the terms and conditions hereof and the execution and delivery of a letter of credit application ("Letter of Credit Application"), and a letter of credit request ("Letter of Credit Request") substantially in the form of Exhibit 2.03(b) hereto, the Issuing Bank agrees that it will, at any time and from time to time on or after the Effective Date and prior to the Letter of Credit Termination Date, renew, extend and issue for the account of the Borrower (in support of its obligations and the obligations of its Consolidated Subsidiaries) one or more irrevocable standby letters of credit (all such letters of credit collectively, the "Letters of Credit"); provided, however, that the Issuing Bank shall not extend, renew or issue any Letter of Credit if at the time of such issuance, extension or renewal:

          (i) the Stated Amount of such Letter of Credit shall be greater than an amount which when added to the Letter of Credit Outstandings at such time and the aggregate principal amount of all Loans then outstanding or requested would exceed the aggregate amount of the Banks' Commitments; or

          (ii) the Stated Amount of such Letter of Credit shall be greater than an amount which when added to the Letter of Credit Outstandings at such time, would exceed the Letter of Credit Limit; or

          (iii) the expiry date or, in the case of any Letter of Credit containing an expiry date that is extendible at the option of the Issuing Bank, the initial expiry date of such Letter of Credit, is a date that is later than the Letter of Credit Termination Date; or

          (iv) such issuance, renewal or extension shall be prohibited by applicable law.

     (b) The Issuing Bank shall neither renew nor permit the renewal of any Letter of Credit if any of the conditions precedent to such renewal set forth in
Section 3.02 are not satisfied or, after giving effect to such renewal, the expiry date of such Letter of Credit would be a date that is later than the Letter of Credit Termination Date.

     (c) Whenever the Borrower requests that a Letter of Credit be issued or renewed for its account or an existing expiry date be extended, it shall forward an executed Letter of Credit Request and Letter of Credit Application to the Issuing Bank (with copies to be sent to the Administrative Agent (if different from the Issuing Bank)) (i) in the case of a Letter of Credit to be issued or renewed at least four Domestic Business Days' prior to the proposed date of issuance or renewal and (ii) in the case of the extension of the existing expiry date of any Letter of Credit, at least five Domestic Business Days prior to the date on which the Issuing Bank must notify the beneficiary thereof that the Issuing Bank does not intend to extend such existing expiry date. Each Letter of Credit shall be denominated in U.S. dollars, shall expire no later than the date specified in paragraph (a) above, shall not be in an amount greater than is permitted under this Section 2.03 and shall be in such form as may be approved from time to time by the Issuing Bank and the Borrower. At the time of issuance, the Issuing Bank shall designate the Letter of Credit as either a Financial Letter of Credit or a Performance Letter of Credit, which designation shall be final.

     (d) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that such Letter of Credit may be renewed, extended or issued in accordance with, and will not violate the requirements of this Agreement. Unless the Issuing Bank has received notice from the Administrative Agent (if different from the Issuing Bank) before it issues or renews the respective Letter of Credit or extends the existing expiry date of a Letter of Credit that one or more of the conditions specified in
Article III are not then satisfied, or that the renewal, extension or issuance of such Letter of Credit would violate any of the terms of this Agreement, then the Issuing Bank may renew, extend or issue the requested Letter of Credit for the account of the Borrower (in support of its obligations and the obligations of its Consolidated Subsidiaries) in accordance with the Issuing Bank's usual and customary practices. Upon its issuance or renewal of any Letter of Credit or the extension of the existing expiry date of any Letter of Credit, as the case may be, the Issuing Bank shall promptly notify the Borrower, the Administrative Agent and each Bank of such issuance, renewal or extension, which notice shall be accompanied by a copy of the Letter of Credit actually issued or renewed or a copy of any amendment extending the existing expiry date of any Letter of Credit, as the case may be.

     (e) Upon the renewal, extension or issuance by the Issuing Bank of each Letter of Credit, the Issuing Bank shall be deemed to have sold and transferred to each Bank, and each Bank shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Bank's Commitment Percentage in each such Letter of Credit (including extensions of the expiry date thereof), each substitute letter of credit, each drawing made thereunder and the Obligations of the Borrower under this Agreement and the other Loan Documents with respect thereto and any security, if any, therefor.

     (f) In determining whether to pay under any Letter of Credit, the Issuing Bank shall have no obligation relative to the Banks other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit.

     (g) Upon the receipt by the Issuing Bank of any documentation presented for a drawing from a beneficiary under a Letter of Credit, the Issuing Bank promptly will provide the Administrative Agent (if different from the Issuing
Bank), the Banks and the Borrower with telecopy notice thereof and the Issuing Bank will promptly examine the documentation presented for such drawing in accordance with its customary procedures for conformity to the requirements of such Letter of Credit. The Borrower hereby agrees to reimburse the Issuing Bank by making payment to the Administrative Agent in immediately available funds (which payment may be made by application of the proceeds of Loans made to the Borrower in accordance with this Agreement) for any payment so made by the Issuing Bank under any Letter of Credit issued by it

(each such amount so paid until reimbursed by the Borrower, including by application of the proceeds of Loans to the Borrower in accordance with this Agreement, an "Unpaid Drawing") upon demand on or after the date of such payment, with interest on the amount so paid by the Issuing Bank, to the extent not reimbursed prior to 2:00 p.m. (Houston time) on the date of such payment, from and including the date paid to but excluding the date reimbursement is made as provided above, at a rate per annum equal to the lesser of (i) the sum of 2 percent plus the Base Rate or (ii) the Highest Lawful Rate.

     (h) In the event that the Issuing Bank makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to the Issuing Bank (including by any application of the proceeds of Loans) pursuant to paragraph (g) above, the Issuing Bank shall promptly notify the Administrative Agent (if different from the Issuing Bank) and the Administrative Agent, shall promptly notify each Bank of such failure, and each Bank shall promptly and unconditionally pay the Administrative Agent for the account of the Issuing Bank the amount of such Bank's Commitment Percentage of such unreimbursed payment in dollars and in funds immediately available in Houston. If the Administrative Agent so notifies, prior to 11:00 a.m. (Houston time) on any Domestic Business Day, any Bank required to fund a payment under a Letter of Credit, such Bank shall make available to the Administrative Agent for the account of the Issuing Bank such Bank's Commitment Percentage of the amount of such payment on such Domestic Business Day in funds immediately available in Houston. If and to the extent such Bank shall not have so made its Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the Issuing Bank, such Bank agrees to pay to the Administrative Agent for the account of the Issuing Bank, forthwith on demand such amount, together with the interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Issuing Bank at the Federal Funds Rate. The failure of any Bank to make available to the Administrative Agent for the account of the Issuing Bank, its Commitment Percentage of any payment under any Letter of Credit shall not relieve any other Bank of its obligation hereunder to make available to the Administrative Agent for the account of the Issuing Bank its Commitment Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Bank shall be responsible for the failure of any other Bank to make available to the Administrative Agent for the account of the Issuing Bank such other Bank's Commitment Percentage of any such payment.

     (i) Whenever the Issuing Bank receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of the Issuing Bank any payments from a Bank pursuant to paragraph (h) above, the Issuing Bank shall pay to the Administrative Agent (if different from the Issuing Bank) and the Administrative Agent shall promptly pay to each Bank which has paid its

Commitment Percentage thereof, in dollars and in same day funds, an amount equal to such Bank's Commitment Percentage thereof together with any interest on such reimbursement obligation allocable to such Bank's Commitment Percentage paid by the Borrower to the Issuing Bank and received by the Administrative Agent pursuant to paragraph (g) above.

     (j) The obligations of the Banks to make payments to the Administrative Agent for the account of the Issuing Bank with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever (except for the gross negligence or willful misconduct of the Issuing
Bank) and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including any of the following circumstances:

          (1) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

          (2) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of Letter of Credit, any Agent, the Issuing Bank, any other Bank, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions;

          (3) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (4) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

          (5)  the occurrence of any Default or Event of Default.

     (k) The Borrower also agrees with the Issuing Bank and the Banks that the Issuing Bank shall not be responsible for, and the Borrower's reimbursement obligations under paragraph (g) above are absolute and unconditional and shall not be affected by any of the following (absent any gross negligence, willful misconduct or violation of law on the part of any of the Issuing Bank, the Agents and the other Banks): the validity or genuineness of documents or any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and the beneficiary of any letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee or any other matter or event similar to any of the foregoing or any setoff, counterclaim or defense to payment which the Borrower may have.

     (l) The Issuing Bank, its officers, directors, agents and employees, shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors, omissions, interruptions or delays caused by the Issuing Bank's gross negligence or willful misconduct or violation of law. IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT THE ISSUING BANK SHALL BE INDEMNIFIED AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DEFICIENCIES, JUDGMENTS OR REASONABLE EXPENSES ARISING OUT OF OR RESULTING FROM THE ORDINARY NEGLIGENCE (WHETHER SOLE OR CONTRIBUTORY) OF THE ISSUING BANK IN CONNECTION WITH ANY SUCH ERROR, OMISSION, INTERRUPTION OR DELAY AS AFORESAID. The Borrower agrees that any action taken or omitted by the Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents if done in accordance with the standards of care specified in the Uniform Customs and Practice for Documentary Credits (1983 Revision), International Chamber of Commerce, Publication No. 400 (and any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Bank) and, to the extent not inconsistent therewith, the Uniform Commercial Code of the State of Texas, shall not result in any liability of the Issuing Bank to the Borrower.

     (m) To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall control and no Letter of Credit Application or any other document relating to any Letter of Credit shall give the Agents or the Banks any additional rights than they would otherwise have under this Agreement.

     (n) The Borrower shall, on the date of issuance or any extension or renewal of any Letter of Credit and at such other time or times as such charges are customarily made by the Issuing Bank, pay an upfront fee (in each case, a "Letter of Credit Fee") to the Administrative Agent in respect of each Performance Letter of Credit or Financial Letter of Credit so issued equal to the Letter of Credit Margin for such Performance Letter of Credit or Financial Letter of Credit, as the case may be, (the applicable basis points set forth on Schedule 2.07(b) computed on an annualized basis) plus a fronting fee for the benefit of the Issuing Bank equal to 12.5 basis points (computed on an annualized basis) plus the Issuing Bank's issuance, amendment and other administrative fees and charges customarily charged to its customers similarly situated. Such Letter of Credit Fee (but not such customary issuance, amendment fee or other administrative fees and charges, or the fronting fee, all of which shall be solely for the account of the Issuing Bank) shall be for the accounts of the Banks in accordance with their respective Commitment Percentages. Such upfront fees and fronting fees shall be based on a 360-day year, except that if the use of a 360-day year would cause any such fees constituting interest
(within the meaning of all applicable laws) to exceed the Highest Lawful Rate, then such interest and fees will be computed on the basis of a year of 365 days (or 366 in a leap year).

     SECTION 2.04.   Notice to Banks; Funding of Loans.

     (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank's share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

     (b) Not later than 12:00 Noon (Houston time) on the date of each Borrowing, each Bank participating therein shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing, in funds immediately available in Houston, to the Administrative Agent at its address specified in or pursuant to Section 9.01. Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied, the Administrative Agent will make the funds so received from the Banks available to the Borrower at the Administrative Agent's aforesaid address.

     (c) If any Bank makes a new Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Loan from such Bank, such Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the principal amount being repaid shall be made available by such Bank to the Administrative Agent as provided in subsection (b), or remitted by the Borrower to the Administrative Agent as provided in Section 2.13, as the case may be.

     (d) Unless the Administrative Agent shall have received notice from a Bank prior to or on the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank's share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsections (b) and (c) of this Section 2.04 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.07 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Administrative

Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement. In no event shall any payment by the Administrative Agent, or repayment by the Borrower, of any amount pursuant to this subsection (d) relieve the Bank that failed to make available its share of the related Borrowing of its obligations hereunder.

     SECTION 2.05.   Notes.   (a)  The Loans of each Bank shall be evidenced by
a single Note payable to the order of such Bank for the account of its Applicable Lending Office in an amount equal to such Bank's Commitment.

     (b) Upon receipt of each Bank's Note pursuant to Section 3.01(viii), the Administrative Agent shall send by overnight mail such Note to such Bank. Each Bank shall record the date, amount and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and prior to any transfer of its Note shall endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided, however, that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

     SECTION 2.06. Maturity of Loans. Subject to any rights of the Borrower under Section 2.08, each Loan included in any Borrowing shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Borrowing.

     SECTION 2.07. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day (as described on Schedule 2.07(a)). Such interest shall be payable for each Interest Period on the last day thereof. Any overdue principal of and, to the extent permitted by law, overdue interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the lesser of (i) the sum of 2 percent plus the rate otherwise applicable to Base Rate Loans for such day or (ii) the Highest Lawful Rate.

     (b) Each CD Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the lesser of (i) the sum of the CD Margin (as in effect on the first day of such Interest Period) plus the applicable Adjusted CD Rate or (ii) the Highest Lawful Rate. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than 90 days, at intervals of 90 days after the first day thereof. Any overdue principal of and, to the extent permitted by law, overdue interest on any CD Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the lesser of (i) the sum of 2 percent plus the rate applicable to Base Rate Loans for such day or (ii) the Highest Lawful Rate.

     "CD Margin" means the applicable basis points set forth in Schedule 2.07(c) hereto.

     The "Adjusted CD Rate" applicable to any Interest Period means a rate per annum determined pursuant to the following formula:

                         [CDBR      ]*
             ACDR    =   [-----------] + AR
                         [1.00 - DRP]

             ACDR    =   Adjusted CD Rate
             CDBR    =   CD Base Rate
             DRP     =   Domestic Reserve Percentage
             AR      =   Assessment Rate

- --------------------
* The amount in brackets being rounded upwards, if necessary, to the next higher 1/100 of 1 percent.

  The "CD Base Rate" applicable to any Interest Period is the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1 percent) of the prevailing rates per annum (as determined by the CD Reference Banks as of approximately 9:00 a.m. on the preceding day) on the first day of such Interest Period paid by the CD Reference Banks on their respective certificates of deposit in an amount comparable to the unpaid principal amount of the CD Loan to which such Interest Period applies and having a maturity comparable to such Interest Period.

  "Domestic Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System in Dallas with deposits exceeding five billion dollars in respect of new non-personal time deposits in dollars in Dallas having a maturity comparable to the related Interest Period and in an amount of $100,000 or more. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Domestic Reserve Percentage.

  "Assessment Rate" means for any day the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund classified as well capitalized and within supervisory subgroup "B" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. Section 327.3(d) (or any successor provision) to the Federal Deposit Insurance Corporation (or any successor) for such Corporation's (or such successor's) insuring time deposits at offices of such institution in the United States. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Assessment Rate.

  (c) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the lesser of (i) the sum of the Euro-Dollar Margin (as in effect on the first day of such Interest Period) plus the Euro-Dollar Rate or
(ii) the Highest Lawful Rate. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

  "Euro-Dollar Margin" means the applicable basis points set forth in Schedule 2.07(d) hereto.

  "Euro-Dollar Rate" means, as to any Interest Period, the average (rounded upward, if necessary, to the next higher 1/16 of 1 percent) of the respective rates per annum at which deposits in dollars are offered to each of the Euro-Dollar Reference Banks by prime banks in whatever Euro-Dollar interbank market (or, in the case of 1-7 day Euro-Dollar Loans, the appropriate money markets) may be selected by the Euro-Dollar Reference Banks in their sole and absolute discretion, acting in good faith, at the time of determination and in accordance with the then usual practice in such market, at approximately 9:00 A.M. (Houston time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

  (d) Any overdue principal of and, to the extent permitted by law, overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the lesser of (i) the sum of 2 percent plus the rate applicable to Base Rate Loans for such day or
(ii) the Highest Lawful Rate.

  (e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the participating Banks by telecopy, telex or cable of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

  (f) Each Reference Bank agrees to use its best efforts to furnish quotations to the Administrative Agent as contemplated by this Section. If any Reference Bank does not furnish a timely quotation, the Administrative Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of Section 8.01 shall apply.

  SECTION 2.08. Conversions and Continuances. At the end of any Interest Period, the Borrower shall have the option to convert or continue all or a portion, equal to not less than $5,000,000 ($1,000,000 in the case of conversions or continuations into Base Rate Loans), of the outstanding principal amount of one Type of its Loans made pursuant to one or more Borrowings into a Borrowing or Borrowings of the other Type or Types of Loans; provided, however, that except as otherwise provided in Section 8.03, no partial conversion or continuation of Euro-Dollar Loans shall reduce the outstanding principal amount of Euro-Dollar Loans made pursuant to any single Borrowing to less than $5,000,000 and (ii) Base Rate Loans may be converted into CD Loans or Euro-Dollar Loans or continued as Base Rate Loans, and CD Loans and Euro-Dollar Loans may be continued as CD Loans or as Euro-Dollar Loans (as applicable) or converted into Base Rate Loans for additional Interest Periods if and only if, in either case no Default or Event of Default is in existence on the date of the conversion or continuation. Each such conversion or continuation shall be effected by the Borrower giving the Administrative Agent notice substantially in the form of Exhibit 2.08 (each a "Notice of Conversion") prior to 11:00 a.m. (Houston, Texas time) at least (a) three Euro-Dollar Business Days prior to the date of such conversion or continuation in the case of a conversion or continuation into Euro-Dollar Loans, (b) two Domestic Business Days in the case of a continuation or conversion into CD Loans and (c) one Domestic Business Day in the case of a conversion or continuation into Base Rate Loans, specifying each Type of Borrowing (or portions thereof) to be so converted or continued and, if to be converted or continued into CD Loans or Euro-Dollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give the Banks written or telephonic notice (promptly confirmed in writing) of any such proposed conversion or continuation affecting any of its Loans.

  SECTION 2.09. Pro Rata Borrowings. All Borrowings under this Agreement shall be incurred from the Banks ratably in proportion to their respective Commitments. It is understood that no Bank shall be responsible for any default by any other Bank in its obligation to make Loans hereunder and that each Bank shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Bank to fulfill its Commitment hereunder.

  SECTION 2.10. Optional Termination or Reduction of Commitments. The Borrower may, upon at least three Domestic Business Days' notice to the Administrative Agent, (i) terminate the Commitments at any time, if no Loans or Letters of Credit are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $10,000,000 or any larger multiple of $1,000,000, the aggregate amount of the Commitments in excess of the sum of the aggregate outstanding principal amount of the Loans plus the Letter of Credit Outstandings; provided, however, that if no Loans are then outstanding, the Borrower may terminate the Commitments at any time when there are outstanding Letters of Credit by depositing with the Administrative Agent such amount of cash as is equal to the aggregate Stated Amount of the Letters of Credit then outstanding to be held in an interest bearing account with the Administrative Agent, all such cash and interest to be held by the Administrative Agent as security for the obligations of the Borrower in respect of such Letters of Credit; provided further, that the Borrower shall remain liable for any expenses and other liabilities in respect of such Letters of Credit on terms consistent with Section 9.04, but for all other purposes of this Agreement and the other Loan Documents the Obligations will be deemed paid in full and not outstanding. Any reduction of the Commitments shall apply proportionately to the Commitment of each Bank in accordance with its Commitment Percentage and any such reduction shall be permanent.

  SECTION 2.11. Mandatory Termination of Commitments. The Commitment of each Bank shall terminate on the Termination Date, and all Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date; provided, however, if there are any Letter of Credit Outstandings or unpaid Loans on the Termination Date, all obligations of the Borrower and all rights and remedies of the Banks hereunder shall continue, subject to the provisos of
Section 2.10, until the full and final repayment thereof.

  SECTION 2.12. Optional Prepayments. (a) The Borrower may, upon at least one Domestic Business Day's notice to the Administrative Agent, prepay any Base Rate Borrowing (or any other Borrowing bearing interest at the Base Rate pursuant to Article VIII) or, subject to Section 2.14 and upon at least three Euro-Dollar Business Days' notice to the Administrative Agent, prepay any Fixed Rate Borrowing, in whole at any time, or from time to time in part in amounts aggregating $10,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to but excluding the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Borrowing.

  (b) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

 SECTION 2.13.   General Provisions as to Payments.

  (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 12:00 Noon (Houston time) on the date when due, in Federal or other funds immediately available in Houston, Texas, to the Administrative Agent at its address referred to in Section 9.01. The Administrative Agent will promptly distribute to each Bank its ratable share, if any, of each such payment received by the Administrative Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Domestic Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

  (b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

  SECTION 2.14. Funding Losses. The Borrower shall pay to the Administrative Agent for the account of each Bank, upon the request of such Bank through the Administrative Agent, such amount or amounts as shall compensate such Bank for any reasonable loss, cost or expense actually incurred by such Bank (or, subject to Section 9.07(b), by any existing Participant in the related Loan) as a result of:

          (a) any payment or prepayment of a Fixed Rate Loan (pursuant to Section 2.12 or Article VI or VIII or otherwise) held by such Bank (or such Participant) on a date other than the last day of the Interest Period applicable thereto, or

          (b) any failure by the Borrower to borrow a Fixed Rate Loan held or to be held by such Bank (or such Participant) on the date for such Borrowing specified in the relevant Notice of Borrowing,

such compensation to include, without limitation, an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so paid or prepaid, or not converted or borrowed, for the period from the date of such payment or prepayment or failure to borrow or convert to the last day of such Interest Period (or, in the case of a failure to borrow, the Interest Period for such Fixed Rate Loan which would have commenced on the date of such failure to convert or borrow) in each case at the applicable rate of interest for such Fixed Rate Loan provided for herein (excluding, however, the CD Margin or the Euro-Dollar Margin included therein) over (ii) the amount of interest (as reasonably determined by such Bank or Participant) which would have accrued to such Bank or Participant on such amount by placing such amount on deposit for a comparable period with leading banks in the relevant interbank market; provided, however, that such Bank shall have delivered to the Borrower, within 60 days after the date of such payment or prepayment or failure to borrow, a certificate as to the amount of such actual loss or expense, which certificate shall set forth in reasonable detail the basis for such loss or expense and shall be conclusive in the absence of manifest error. Any payment required to be made pursuant to this Section 2.14 shall be made within 5 days after receipt of the certificate referred to above.

     SECTION 2.15.   Fees.

     (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of the Banks ratably in proportion to their Commitments a commitment fee equal to the highest applicable basis points set forth in
Schedule 2.15 calculated on the daily average amount by which the aggregate amount of the Commitments exceeds the sum of (i) the Letter of Credit Outstandings and (ii) the aggregate outstanding principal amount of the Loans. Such commitment fee shall accrue for the account of each Bank from and including the Effective Date to but excluding the Termination Date.

     (b) Payments. Accrued fees under this Section and Section 2.03 for the account of any Bank shall be payable quarterly in arrears on each March 31, June 30, September 30 and December 31 and upon the Termination Date.

     SECTION 2.16. Computation of Interest and Fees. Interest based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day) except that if use of a 360-day year would cause any interest or fees constituting interest (within the meaning of all applicable laws) to exceed the Highest Lawful Rate, then such interest and fees will be computed on the basis of a year of 365 days (or 366 in a leap year).

     SECTION 2.17. Maximum Interest Rate. (a) It is the intention of the parties hereto to comply strictly with all applicable usury laws regarding the contracting for, and the taking, reserving, charging, collection, payment and receipt of, interest (which shall, for purposes of this Section 2.17, be deemed to include, without limitation, any compensation received by any Agent or any Bank for the use, forbearance or detention (as such terms are used in Tex. Rev. Civ. Stat. Ann. Art. 5069-1.01(a)) of the indebtedness incurred under this Agreement and the Notes) whether such laws are now or hereafter in effect, including the laws of the United States of America or any other jurisdiction whose laws are applicable, and including any subsequent revisions to or judicial interpretations of those laws, in each case to the extent they are applicable to this Agreement and the Notes (the "Applicable Usury Laws").

     (b) If any payment by the Borrower or any other Person to any Agent or any Bank hereunder (including any payment upon acceleration of the maturity of any Notes of such Bank) would produce a rate of interest in excess of the Highest Lawful Rate, as defined in paragraph (e) below, with respect to any Bank, or otherwise result in the Borrower or any other Person paying or being deemed to have paid to any Agent or any Bank any interest in excess of the Maximum Amount, as defined in subsection (e) below, with respect to any Bank, or if any Agent or any Bank shall for any reason receive any unearned interest in violation of any Applicable Usury Law, or if any transaction contemplated by or any provision of this Agreement, any Bank's Note or Notes, any Letter of Credit Application or any other agreement or instrument (collectively, such Bank's "Loan Documents") would otherwise be usurious under any Applicable Usury Laws, then, notwithstanding anything to the contrary in any Bank's Loan Documents, the parties hereto agree as follows: (i) the provisions of this Section 2.17 shall govern and control; (ii) the aggregate amount of all interest under Applicable Usury Laws that is contracted for, taken, reserved, charged, collected or received pursuant to each Bank's Loan Documents or otherwise shall under no circumstances exceed the Maximum Amount; (iii) neither the Borrower nor any other Person shall be obligated to pay the amount of such interest to the extent that it exceeds the Maximum Amount; and (iv) the provisions of each Bank's Loan Documents immediately shall be deemed reformed, without the necessity of the execution of any new document or instrument, so as to comply with all Applicable Usury Laws, it being the intention of the parties, to the fullest extent permitted by law, to render inapplicable any and all penalties of any kind provided by any Applicable Usury Law as a result of any such excess interest.

     (c) If any payment by the Borrower or any other Person under any Bank's Loan Documents (including any payment upon acceleration of the maturity of any Note) results in the Borrower actually having paid to such Bank or any Agent any interest in excess of the Maximum Amount, then such excess amount shall be applied to the reduction of the principal balance of such Bank's Loans or to other amounts (other than interest) payable hereunder, and if no such principal is then outstanding, and no such other amount is then payable, such excess or part thereof remaining, shall be repaid to the Borrower or such other Person.

     (d) All interest paid, or agreed to be paid, pursuant to any Bank's Loan Documents shall, to the fullest extent permitted by Applicable Usury Laws, be amortized, prorated, allocated and spread throughout the full term of any indebtedness incurred under or evidenced by such Bank's Loan Documents.

     (e) As used herein, the term "Maximum Amount" means, with respect to any Bank, in any of such Bank's capacities hereunder, the maximum nonusurious amount of interest that may be lawfully contracted for, reserved, charged, collected or received (in each case as determined by the Applicable Usury Laws) by such Bank in connection with the indebtedness incurred under or evidenced by such Bank's Loan Documents under all Applicable Usury Laws, and the term "Highest Lawful Rate" means, with respect to any Bank, on any day, the maximum rate of interest, if any, that may be contracted for, taken, reserved, charged, collected or received under all Applicable Usury Laws on the principal balance of the indebtedness incurred under or evidenced by such Bank's Loan Documents from time to time outstanding. In this connection, for purposes of Tex. Rev. Civ. Stat. Ann. Art. 5069-1.04, as it may from time to time be amended, the Highest Lawful Rate, to the extent it is determined with reference thereto, shall be the "indicated rate ceiling" from time to time in effect, referred to in, and determined pursuant to Section (a)(1) of such Art. 5069-1.04, as amended, as modified by Section (b) of such Art. 5069-1.04; provided, however, that to the fullest extent permitted by all Applicable Usury Laws, each Agent and each Bank reserves the right to change, from time to time, in accordance with such Art. 5069-1.04, by written notice to the Borrower, the ceiling upon which the Highest Lawful Rate is based under such Art. 5069-1.04 to the extent it is based thereon; provided further, that the Highest Lawful Rate shall not be limited to the applicable rate ceiling under such Art. 5069-1.04 if applicable federal laws or state laws now or hereafter in effect shall permit a higher rate of interest to be contracted for, taken, reserved, charged, collected and received under any Bank's Loan Documents.

     (f)  In the event that any rate of interest set forth in Sections 2.07 and
8.01 on any Loan of any Bank (a "Stated Rate"), together with any fees or other amounts payable under such Bank's Loan Documents to any Agent or such Bank, in any of such Bank's capacities hereunder, deemed to constitute interest under Applicable Usury Laws ("Additional Interest"), exceeds the Highest Lawful Rate, then the amount of interest payable to such Bank to accrue pursuant to such Bank's Loan Documents shall be limited, notwithstanding anything to the contrary in such Bank's Loan Documents, to the amount of interest that would accrue at the Highest Lawful Rate; provided, however, that, to the fullest extent permitted by Applicable Usury Laws, any subsequent reductions in any Stated Rate shall not reduce the interest payable to such Bank to accrue pursuant to such Bank's Loan Documents below the Highest Lawful Rate until the aggregate amount of interest payable to such Bank actually accrued pursuant to such Bank's Loan Documents, together with all Additional Interest payable to such Bank, equals the amount of interest which would have accrued if the Stated Rates had at all times been in effect and such Additional Interest, if any, had been paid in full.

     (g) In the event that, at maturity or upon payment in full of all amounts payable under any Bank's Loan Documents, the total amount of interest paid or payable to any Agent or any Bank, in any of such Bank's capacities hereunder, and accrued under the terms of or evidenced by such Bank's Loan Documents is less than the total amount of interest which would have been paid or accrued on the indebtedness incurred under or evidenced by such Bank's Loan Documents if the Stated Rates had, at all times, been in effect and all Additional Interest had been paid in full, then the Borrower shall, to the extent permitted by Applicable Usury Laws, pay to the Administrative Agent for the account of such Bank an amount equal to the difference between (1) the lesser of (i) the amount of interest payable to such Bank which would have accrued if the Highest Lawful Rate for such Bank had at all times been in effect or (ii) the amount of interest which would have accrued on the indebtedness incurred under or evidenced by such Bank's Loan Documents if the Stated Rates had at all times been in effect and all Additional Interest had been paid in full and (2) the amount of interest actually paid to such Bank or payable to such Bank and accrued under or evidenced by such Bank's Loan Documents.

     (h) The Borrower, the Agents and the Banks agree that, except for Article 15.10(b) thereof, the provisions of Chapter 15, Subtitle 79, Revised Civil Statutes of Texas, 1925, as amended (which regulates certain revolving credit loan accounts and revolving tri-party accounts), do not apply to this Agreement or any of the Notes or any of the Obligations.

     SECTION 2.18. Withholding Tax Exemption. At least five Domestic Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Bank, each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal

Revenue Service Form 1001 or 4224, certifying in either case that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Bank which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrower and the Administrative Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Administrative Agent, in each case certifying that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax. Any Bank that is not capable of receiving payments without any deduction or withholding of United States federal income tax will promptly notify the Borrower and the Administrative Agent to that effect and will designate a different Applicable Lending Office if such designation will render such Bank capable of receiving payments without any such deduction or withholding and will not, in the reasonable judgment of such Bank, be otherwise disadvantageous. If the Borrower shall receive a certificate of such Bank claiming the need for deductions or withholdings under this Section 2.18, the Borrower shall, subject to Section 8.06 hereof, commence making any deductions and withholding any amounts with respect to payments for the account of such Bank that are required by applicable law.


                                  ARTICLE III

                                  CONDITIONS

     SECTION 3.01. Effectiveness. This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.05):

          (i) receipt by the Administrative Agent of certified copies of the Certificate of Incorporation and By-Laws of the Borrower and the resolutions of the Board of Directors of the Borrower authorizing the transactions contemplated hereby and such other documents as the Administrative Agent or the Required Banks may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the

     Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent;

          (ii) receipt by the Administrative Agent of a Certificate of Incumbency dated the Effective Date executed by the Secretary or an Assistant Secretary of the Borrower in substantially the form of Exhibit 3.01(ii) hereto setting forth the name, title and specimen signature of each Authorized Officer or Authorized Representative of the Borrower (1) who has signed this Agreement on behalf of the Borrower, (2) who will sign the Notes on behalf of the Borrower or (3) who will, until replaced by another officer or representative duly authorized for that purpose, act as the representative of the Borrower for the purposes of signing documents and giving notices and other communications by the Borrower in connection with this Agreement and the transactions contemplated hereby;

          (iii) receipt by the Administrative Agent of counterparts of this Agreement signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form reasonably satisfactory to it of telecopied, telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party);

          (iv) receipt by the Administrative Agent of an opinion of the General Counsel of the Borrower in substantially the form of Exhibit 3.01(iv) hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

          (v) receipt by the Agents of an opinion of Andrews & Kurth L.L.P., counsel for the Agents in substantially the form of Exhibit 3.01(v) hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

          (vi) receipt by the Administrative Agent of a certificate signed by the Chief Executive Officer, Chief Financial Officer or Treasurer of the Borrower dated the Effective Date to the effect set forth in clauses (iii) and (iv) of Section 3.02;

          (vii) receipt by the Administrative Agent of a certificate signed by the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of LRC, dated the Effective Date, to the effect that LRC is not in default in its material obligations pursuant to the Company Regulations; and

          (viii) receipt by the Administrative Agent for the account of each Bank of a duly executed Note dated on or before the Effective Date, complying with the provisions of Section 2.05; and

          (ix) receipt by the Administrative Agent of evidence that, prior to or as of the Effective Date, (A) the Credit Agreement dated as of July 3, 1990 among the Borrower, the banks listed therein and Texas Commerce Bank National Association, as agent, and the "commitments" thereunder, have been terminated.

provided, however, that this Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than December 31, 1993. The Administrative Agent shall promptly notify the Borrower and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto. The Administrative Agent shall promptly forward to the Banks copies of the documents delivered pursuant to this
Section 3.01.

     SECTION 3.02. Credit Events. The obligation of any Bank to make a Loan on the occasion of any Borrowing hereunder and the obligation of the Issuing Bank to issue, renew or extend any Letter of Credit hereunder are subject to the satisfaction of the following conditions:

          (i) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02 or receipt by the Issuing Bank of a Letter of Credit Request as required by Section 2.03, as the case may be;

          (ii) the fact that, immediately after such Credit Event, the aggregate outstanding principal amount of the Loans plus the Letter of Credit Outstandings will not exceed the aggregate amount of the Commitments;

          (iii) the fact that, immediately before and after such Credit Event, no Default or Event of Default shall have occurred and be continuing; and

          (iv) the fact that the representations and warranties of the Borrower contained in this Agreement shall be true on and as of the date of such Credit Event as if made on and as of such date (except in the case of a Refunding Borrowing, the representations and warranties set forth in paragraphs (d), (e), (k) and (l) of Section 4.01).

Each Credit Event hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (ii), (iii) and (iv) of this Section.

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES


     SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants to the Banks as follows:

          (a)(1) The Borrower is (i) a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and
     (ii) qualified to do business and in good standing in each jurisdiction where the ownership of its properties or the conduct of its business requires such qualification except where the failure to be so qualified would not have a Material Adverse Effect.

          (2) The Borrower has all corporate power and authority, governmental permits, licenses, consents, authorizations, orders and approvals and other authorizations and powers as are necessary to carry on its business substantially as presently conducted except where the failure to have such power, authority, permits, licenses, consents, authorizations, orders and approvals would not have a Material Adverse Effect.

          (3) The execution, delivery and performance by the Borrower of this Agreement and of the Notes, and Borrowings and other extensions of credit hereunder, are within the Borrower's corporate power and authority and have been duly authorized by all necessary corporate proceedings.

          (4) Neither such authorization nor the execution, delivery and performance by the Borrower of this Agreement or of the Notes, nor any Borrowing or Letter of Credit when made or issued, as the case may be, hereunder will conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of any law or any regulation, order, writ, injunction or decree of any court or governmental authority or of the Certificate of Incorporation or By-Laws of the Borrower or result in the violation or contravention of, or the acceleration of any obligation under, or cause the creation of any Lien on any of the assets of the Borrower pursuant to the provisions of, any indenture, loan or credit agreement or other material instrument to which it is a party or by which it is bound.

          (5) Assuming its due execution by the Banks and the Agents, this Agreement constitutes a legal, valid and binding agreement of the Borrower and the Notes, when duly executed on behalf of the Borrower, and delivered in accordance with this Agreement, will constitute legal, valid and binding obligations of the Borrower.

          (b) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 1992 and the related consolidated statements of income and cash flows for the fiscal year ended that date, reported on by Coopers & Lybrand, copies of which have been delivered to the Administrative Agent, present fairly, in all material respects, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year, in conformity with generally accepted accounting principles consistently applied.

          (c)(1) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of September 30, 1993 and the related unaudited consolidated statements of income and cash flows for the nine-month period then ended, copies of which have been delivered to the Administrative Agent, present fairly, in all material respects, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in paragraph (b) of this Section, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such nine-month period (subject to normal year-end adjustments and not including footnotes or schedules required by generally accepted accounting principles).

          (c)(2) The unaudited balance sheet of LCR as of September 30, 1993 and the related statements of income and cash flows for the three-month period then ended, copies of which have been delivered to the Administrative Agent, present fairly, in all material respects, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in paragraph (c)(1) of this Section, the financial position of LCR as of such date (subject to normal year-end adjustments and not including footnotes or schedules required by generally accepted accounting principles).

          (d) Except as described in the Company's Annual Report on Form 10-K for the year ended December 31, 1992 ("1992 Form 10-K") or any document filed subsequently by the Borrower pursuant to the Securities Exchange Act of 1934 ("'34 Act Report") or as otherwise disclosed in writing to the Administrative Agent and delivered to the Banks, there is no action, suit or proceeding pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Consolidated Subsidiaries in any court or before or by any arbitrator, governmental department, agency or instrumentality, an adverse decision in which could reasonably be expected to have a Material Adverse Effect.

          (e) Except as described in the 1992 Form 10-K or any subsequent '34 Act Report or as otherwise disclosed in writing to the Administrative Agent and delivered to the Banks, there has been no material adverse change since December 31, 1992 in the business, operations, affairs, assets, condition (financial or otherwise) or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

          (f)  No Default or Event of Default has occurred and is continuing.

          (g) No consent, authorization, order or approval of (or filing or registration with) any governmental commission or board or other governmental regulatory authority (other than routine reporting requirements) is required for the execution, delivery and performance by the Borrower of this Agreement or of the Notes.

          (h) Each member of the Controlled Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability to the PBGC (other than for routine premiums due to the PBGC) or a Plan under Title IV of ERISA.

          (i)(1) Each corporate Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted except for powers, licenses, authorizations, consents or approvals the absence of which would not have a Material Adverse Effect.

          (2) LCR is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and is registered, qualified or licensed (or has applied for such registration, qualification or licensing) to do business and is in good standing in each of the jurisdictions within the United States where ownership of its properties or the conduct of its business requires such registration, qualification or licensing and which currently permit registration, qualification or licensing of limited liability companies and has or will apply for registration, qualification or licensing to do business in each other jurisdiction within the United States where the ownership of its properties or the conduct of its business requires such registration, qualification or licensing as soon as such jurisdiction permits registration, qualification or licensing for limited liability companies, except in all cases where the failure to be so registered, qualified or licensed would not reasonably be expected to have a Material Adverse Effect. LCR also has all power and authority, governmental permits, licenses, consents, authorizations, orders and approvals and other authorizations as are necessary to carry on its business substantially as presently conducted except in all cases where the failure to have any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

          (j) The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "public-utility company" or a "holding company" within the meaning of the Public Utility Holding Company Act of 1935 or a "public utility" under the laws of the State of Texas.

          (k) Except as described in the Borrower's 1992 Form 10-K or any subsequent '34 Act Report or as otherwise disclosed in writing to the Administrative Agent and delivered to the Banks, to the best of its knowledge (i) the Borrower and each of its Consolidated Subsidiaries possess all environmental, health and safety licenses, permits, authorizations, registrations, approvals and similar rights necessary for the Borrower or such Consolidated Subsidiary to conduct its operations as now being conducted (other than where the failure to possess or maintain any of the foregoing would not reasonably be expected to have a Material Adverse Effect) and (ii) the Borrower and each of its Consolidated Subsidiaries are in compliance with all terms, conditions or other provisions of such licenses, permits, authorizations, registrations, approvals and similar rights except for such failure or noncompliance that would not reasonably be expected to have a Material Adverse Effect.

          (l) Except as described in the Borrower's 1992 Form 10-K or any subsequent '34 Act Report or as otherwise disclosed in writing to the Administrative Agent and delivered to the Banks, to the best of its knowledge, there does not exist any Release of a Hazardous Material or any violation of the Requirements of Environmental Laws that reasonably would be expected to impose a liability on the Borrower or a Consolidated Subsidiary, or require an expenditure by the Borrower or a Consolidated Subsidiary to cure such violation, in any case where such liability or expenditure would reasonably be expected to have a Material Adverse Effect.

          (m) Each of the Borrower and its Consolidated Subsidiaries has filed all federal income tax returns and other material tax returns, statements and reports (or obtained extensions with respect thereto) which are required to be filed and have paid or deposited or made adequate provision in accordance with generally accepted accounting standards for the payment of all taxes (including estimated taxes shown on such returns, statements and reports) which are shown to be due pursuant to such returns.

          (n) The Company Regulations, as the same may be amended or otherwise modified from time to time, are in full force and effect in accordance with their terms.



                                   ARTICLE V

                                   COVENANTS


     The Borrower agrees that, so long as any Bank has any Commitment hereunder or any amount payable under any Note or in respect of any Letter of Credit remains unpaid:

     SECTION 5.01. Certain Information to be Furnished by the Borrower. The Borrower will deliver to the Administrative Agent and the Administrative Agent shall promptly deliver to the Banks:

          (a)(1) as soon as available and in any event within 120 days after the end of each of its fiscal years, the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, together with the audit report thereon of a nationally recognized firm of independent certified public accountants;

          (a)(2) as soon as available and in any event within 120 days after the end of each of its fiscal years, the balance sheet of LCR as of the end of such fiscal year and the related statements of income and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, together with an audit report thereon of a nationally recognized firm of independent certified public accountants;

          (b)(1) as soon as available and in any event within 60 days after the end of each of the first three quarters of each of its fiscal years, (i) the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal quarter, (ii) the related consolidated statement of income for such fiscal quarter and for the portion of the fiscal year ended with such quarter and (iii) the related consolidated statement of cash flows for the portion of the fiscal year ended with such quarter, setting forth, with respect to (iii), in comparative form the figures for the corresponding portion of the Borrower's previous fiscal year, all certified (subject to normal year-end adjustments and not including footnotes or schedules required by generally accepted accounting principles) by the chief financial officer or the chief accounting officer of the Borrower to present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries in accordance with generally accepted accounting principles (except as otherwise stated therein) applied on a basis consistent with the financial statements referred to in paragraph (a)(1) of this Section;

          (b)(2) as soon as available and in any event within 60 days after the end of each of the first three quarters of each of its fiscal years, (i) the balance sheet of LCR as of the end of such fiscal quarter, (ii) the related statement of income for such fiscal quarter and for the portion of the fiscal year ended with such quarter and (iii) the related statement of cash flows for the portion of the fiscal year ended with such quarter, setting forth, with respect to (iii), in comparative form the figures for the corresponding portion of LCR's previous fiscal year, all certified (subject to normal year-end adjustments and not including footnotes or schedules required by generally accepted accounting principles) by the chief financial officer or the chief accounting officer of LCR to present fairly, in all material respects, the financial position, results of operations and cash flows of LCR in accordance with generally accepted accounting principles (except as otherwise stated therein) applied on a basis consistent with the financial statements referred to in paragraph
     (a)(2) of this Section;

          (c) promptly after the same are sent to shareholders or filed, copies of all (i) financial statements, notices, reports and proxy materials sent by the Borrower to shareholders of the Borrower and (ii) registration statements (other than exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Form 10-K, 10-Q and 8-K (or their equivalents) filed by the Borrower with the Securities and Exchange Commission (or any governmental agency succeeding to the functions of such Commission);

          (d) simultaneously with the delivery of the financial statements referred to in paragraphs (a) and (b) above, (i) a certificate of the Borrower signed by the Treasurer or any Assistant Treasurer of the Borrower stating whether there exists to the knowledge of such officer of the Borrower on the date of such certificate any Default, and, if any such Default then exists, specifying the nature and period of existence thereof and the action the Borrower is taking and proposes to take with respect thereto and (ii) a certificate of the Borrower signed by the Treasurer or any Assistant Treasurer of the Borrower stating that the Borrower is in compliance with the provisions of Section 5.08 and setting forth all computations relating thereto;

          (e) forthwith, if at any time any officer of the Borrower shall obtain knowledge of any Default or Event of Default, a certificate of the Treasurer or any Assistant Treasurer specifying the nature and period of existence thereof and the action the Borrower is taking and proposes to take with respect thereto;

          (f) promptly upon obtaining knowledge thereof, a copy of each of the following notices: if and when any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

          (g) in the event of any damage, loss or casualty to or destruction of any portion of any facility of the Borrower, any Subsidiary or LCR, prompt notice thereof, specifying the nature and extent of such damage, loss, casualty or destruction and stating whether such damage, loss, casualty or destruction, in the reasonable judgment of the Borrower, materially adversely affects the production capacity of such facility or the economic value of such facility; provided, however, that the Borrower shall have no obligation to deliver such notice if the damage to the facility in the good faith judgment of the Borrower will not cost in excess of $15,000,000 to rebuild, replace or restore or if such damage does not materially adversely affect such production capacity or the economic value of the facility;

          (h) in the event of any total or partial shutdown of any production or storage facility of the Borrower or any Consolidated Subsidiary in connection with any Release, prompt notice thereof to the Administrative Agent, specifying the reason for such shutdown; provided, however, that the Borrower shall have no obligation to deliver such notice if in the good faith judgment of the Borrower such shutdown will not result in a reduction of Consolidated Net Income of $10,000,000 or more over a period of five years beginning with the date of such shutdown;

          (i) in addition to its obligations pursuant to Section 2.02, prompt written notice of any Debt, other than Borrowings, incurred subsequent to the Effective Date; and

          (j) from time to time such further information regarding compliance with this Agreement or the business, operations, affairs, assets, condition (financial or otherwise) or results of operations of the Borrower and its Consolidated Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request.

     SECTION 5.02.   Maintenance of Property; Insurance.

     (a) The Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

     (b) The Borrower will, and will cause each of its Subsidiaries to, maintain insurance consistent either with the insurance practices of the Borrower and its Subsidiaries in effect on the date hereof, or with then existing industry practice, in either case to the extent available to the Borrower and its Subsidiaries on commercially reasonable terms, and will furnish to the Administrative Agent, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

     SECTION 5.03. Limitation on Liens. Except as otherwise specifically provided in this Agreement, nothing contained in this Agreement shall in any way restrict or prevent the Borrower or any Subsidiary from incurring any Debt; provided, however, that neither the Borrower nor any Restricted Subsidiary will issue, assume or guarantee any Debt secured by any Lien upon any Restricted Property or grant any Lien on any such Restricted Property to secure any such Debt without effectively providing that all of the Notes and the Letter of Credit Outstandings (together with, if the Borrower so determines, any other Debt then existing and any other Debt thereafter created ranking equally with the Notes) shall be secured equally and ratably with (or prior to) such Debt so long as such Debt shall be so secured. To the extent, if any, that the following Liens would otherwise be prohibited by the foregoing provisions, the foregoing provisions shall not apply to:

     (a) Liens on any property of a corporation or other Person existing at the time it becomes a Subsidiary or at the time it is merged into or consolidated with the Borrower or a Subsidiary and not created in contemplation of such event;

     (b) Liens on any assets (i) existing at the time of acquisition thereof and not created in contemplation of such event or (ii) incurred to secure payment of all or part of the purchase price thereof or (iii) incurred to secure Debt incurred prior to, at the time of or within 120 days after acquisition thereof for the purpose of financing all or part of the purchase price thereof;

     (c) Liens on property of the Borrower or a Subsidiary existing or contemplated on the date hereof and listed on Schedule 5.03(c) hereto;

     (d) Liens on any new plant (including any processing unit or production or storage facility) or the real estate on which such plant is situated or is to be constructed securing Debt incurred or assumed either (i) at the time of or within 24 months after commencement of improvement or construction or (ii) within 120 days after completion of improvement or construction of such plant in a principal amount not exceeding the cost of such improvement or construction and the cost of acquisition of such plant and such real estate;

     (e) Liens which secure only Debt owing by a Subsidiary to the Borrower or another Subsidiary;

     (f) Liens in favor of the United States of America or any state thereof or any department, agency, instrumentality or political subdivision of any such jurisdiction to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the purchase price or cost of constructing or improving the property subject to such Lien, including, without limitation, Liens to secure Debt of the pollution control or industrial revenue bond type;

     (g) Liens required by any contract or statute in order to permit the Borrower or a Subsidiary to perform any contract or subcontract made by it with or at the request of the United States of America, any state or any department, agency or instrumentality or political subdivision of either; or

     (h) Liens securing taxes, assessments, governmental charges or levies, statutory Liens of landlords and Liens of carriers, warehousemen, materialmen, mechanics and other like Persons not yet due or the payment of which is not then required; provided, however, that this paragraph (h) shall not be deemed to permit any Liens which may be imposed pursuant to Section 4068 of ERISA;

     (i) Liens of or resulting from any judgment or award not in excess of $25,000,000, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the obligor shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

     (j) Liens incurred or deposits made in the ordinary course of business (i) in connection with workers' compensation, unemployment insurance and other types of social security, or (ii) to secure reimbursement obligations in respect of documentary letters of credit secured by collateral customarily and normally provided to banks issuing documentary letters of credit; provided, however, that any obligation secured by any such Lien shall not be overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings during which there is no right to exercise remedies and adequate book reserves have been established; provided further, that paragraph (j) shall not be deemed to permit any Liens which may be imposed pursuant to Section 4068 of ERISA;

     (k) Minor survey exceptions and minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of Borrower or any Subsidiary or which customarily exist on properties of corporations or other Persons engaged in similar activities and similarly situated;

     (l) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing paragraphs (a) to (k) inclusive or of any Debt secured thereby, provided that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Lien shall be limited to all or part of substantially the same property which secured the Lien extended, renewed or replaced (plus improvements on such property);

provided, however, that the Borrower and any one or more Restricted Subsidiaries may issue, assume or guarantee Debt secured by Liens which would otherwise be subject to the foregoing restrictions or grant any such Lien to secure any such Debt in an aggregate principal amount which, together with the aggregate outstanding principal amount of all Debt of the Borrower and the Restricted Subsidiaries which would otherwise be subject to the foregoing restrictions (not including Debt permitted to be secured under paragraphs (a) to (l) inclusive above), does not at any one time exceed the greater of $50,000,000 or 10 percent of Consolidated Net Tangible Assets of the Borrower and its Consolidated Subsidiaries.

     SECTION 5.04. Consolidation, Merger, Disposition of Assets. (a) Subject to the provisions of Section 5.04(b) hereof, nothing contained in this Agreement shall prevent any consolidation or merger of the Borrower with or into any other corporation or corporations (whether or not affiliated with the Borrower), or successive consolidations or mergers in which the Borrower or its successor or successors shall be a party or parties, or shall prevent any sale or conveyance of all or substantially all the property of the Borrower, to any other Person (whether or not affiliated with the Borrower) authorized to acquire and operate the same; provided, however, that upon any such consolidation, merger, sale or conveyance, other than a consolidation or merger in which the Borrower is the continuing corporation, the surviving entity must be chartered under the laws of the United States or one of its states and the due and punctual payment of the principal of and interest on all of the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of this Agreement, shall be expressly assumed by instrument reasonably satisfactory in form to the Required Banks and executed and delivered to the Administrative Agent by the corporation (if other than the Borrower) formed by such consolidation or into which the Borrower shall have been merged or by the Person which shall have acquired such property; and provided further that no Default or Event of Default shall exist hereunder after giving effect to such consolidation, merger or sale of assets.

     (b) If, upon any consolidation or merger of the Borrower with or into any other corporation, or upon the sale or conveyance of all or substantially all the property of the Borrower to any other Person or if any of the remaining property of the Borrower or of any Restricted Subsidiary would thereupon become subject to any Lien, the Borrower, prior to or simultaneously with such consolidation, merger, sale or conveyance, will secure the Notes, the Letter of Credit Outstandings and all other obligations of the Borrower under this Agreement equally and ratably with any other obligations of the Borrower (or any Restricted Subsidiary if applicable) then entitled thereto, by a direct Lien on all such property prior to all Liens other than any theretofore existing thereon.

     SECTION 5.05. Use of Proceeds. The proceeds of the Loans made and Letters of Credit issued under this Agreement will be used by the Borrower and its Subsidiaries for general business purposes. None of such proceeds will be used in violation of Regulation U, Regulation X, Regulation G or of any similar laws or regulations.

     SECTION 5.06. Payment of Taxes. The Borrower will, and will cause each Consolidated Subsidiary to, pay and discharge, or make adequate provision for, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it; provided, however, that neither the Borrower nor any Consolidated Subsidiary shall be required to pay or discharge or cause to be paid or discharged any such taxes, assessments, charges or levies whose amount, applicability or validity is being contested in good faith by appropriate actions or proceedings and as to which reserves have been established if required by generally accepted accounting principles.

     SECTION 5.07.   LCR Matters.

     (a) The Borrower will cause LRC to not permit any amendment or modification to the Company Regulations, or take any other action, that would in each case result in LRC's Participation Percentage (as defined in the Company Regulations) to be less that 50 percent, without the consent of Banks having at least 70 percent of the aggregate amount of the Commitments.

     (b) Unless the Banks having at least 70 percent of the aggregate Commitments agree otherwise, the Borrower shall cause LRC (within the bounds of good business judgment and its legal obligations under or in connection with the Company Regulations), as an Owner of LCR, to withhold its consent, which is required under Section 3.8 of the Company Regulations, with respect to any action that would cause or permit LCR (or any Person acting in the name or on behalf of LCR), directly or indirectly, to undertake any of the following:

          (1) to incur Debt; provided, however, that this covenant shall not be applicable to (i) any Debt for which the Borrower or LRC is the obligee,
     (ii) any Debt resulting from the Credit Agreement dated as of July 1, 1993 (as the same may be amended or otherwise modified from time to time) between LCR and Continental Bank N.A. as Agent, or any renewal or replacement of such Credit Agreement; provided, however, that such renewal or replacement does not result in an increase in the aggregate principal amount of such credit facility, (iii) any Debt which CITGO Refining is contractually or otherwise liable to pay or to provide reimbursement for pursuant to the Company Regulations, as the same may be amended or otherwise modified from time to time, or (iv) any Debt that is non-recourse to the Borrower and LRC either existing on the In-Service Date (as defined in the Company Regulations) or incurred by LCR subsequent to the In-Service Date;

          (2) to fail to maintain insurance consistent either with the insurance practices of the Borrower and its Subsidiaries in effect on the date hereof or with then existing industry practice, in either case to the extent available to LCR on commercially reasonable terms; and

          (3) to amend, or alter the Company Regulations in any way that would materially adversely affect (i) the Borrower's access to its share of distributable cash from LCR or (ii) other material rights and obligations of the Borrower or LRC under the Company Regulations (including without limitation materially increasing an obligation of the Borrower or LRC to make contributions to LCR or materially decreasing an obligation of CITGO or CITGO Refining to make contributions to LCR), provided, however, that in any event the Borrower will provide promptly thereafter to the Administrative Agent notice and copies of all amendments to the Company Regulations.

     SECTION 5.08.   Financial and Other Covenants.   The Borrower will comply
with the covenants described in this Section.

     a. Debt Incurrence Test. If the aggregate outstanding principal amount of all Debt of the Borrower and its Consolidated Subsidiaries incurred subsequent to the Effective Date exceeds $75,000,000, then the Borrower and its Subsidiaries will not be permitted to incur any additional Debt unless, after giving effect thereto, the ratio of EBITDA to Consolidated Interest Expense, for the four-fiscal-quarter period most recently ended, is greater than or equal to the ratio set forth below with respect to the period that includes the last quarter of such four-fiscal-quarter period; provided, however, that each such determination shall be made by giving effect to all Debt of the Borrower and its Consolidated Subsidiaries actually outstanding during any portion of such four-fiscal-quarter period and by assuming that such proposed Debt had been incurred on the first day of such four-fiscal-quarter period:


Period                                              Ratio
- ----------                                        ---------
From the Effective Date                           1.75 to 1
 through December 31, 1994
From January 1, 1995                              2.00 to 1
 through December 31, 1995
Thereafter                                        2.25 to 1


   b. Fixed Charge Coverage Ratio. The Borrower will not permit, as of the end of any fiscal quarter, the ratio of (i) EBITDA less Consolidated Capital Expenditures (provided, however, that in determining Consolidated Capital Expenditures for purposes of this covenant all items attributable to the activities or business of LCR shall be excluded), to (ii) Consolidated Interest Expense, computed in each case for the four-fiscal-quarter period ending during each of the following periods, to be less than the designated ratio set forth below with respect to each such period:

Period                         Ratio
- -------                      ---------
From the Effective Date      1.15 to 1
 through December 31, 1994
From January 1, 1995         1.30 to 1
 through December 31, 1995
Thereafter                   2.00 to 1

   c. Leverage Ratio. The Borrower will not permit, as of the end of any fiscal quarter, the ratio of Consolidated Debt to EBITDA, computed in each case for the four-fiscal-quarter period ending during each of the following periods, to be greater than the designated ratio set forth below with respect to each such period:

Period                         Ratio
- ------                       ---------
From the Effective Date      6.50 to 1
 through December 31, 1994
From January 1, 1995         5.50 to 1
 through December 31, 1995
From January 1, 1996         4.50 to 1
 through December 31, 1996
Thereafter                   4.00 to 1

   d. Dividend Payments. The Borrower will not at any time declare, make or pay, or incur any liability to make or pay, or cause or permit to be declared, made or paid any Dividend unless at the time of declaring such Dividend, and after giving effect thereto, the aggregate amount of all such Dividends declared or paid on or after January 1, 1994 shall not exceed an amount equal to the sum of $72,000,000 plus 100 percent of Consolidated Net Income or Loss, excluding non-cash Non-Operating Special Items used in determining Consolidated Net Income or Loss, for the period commencing October 1, 1993 and ending with the most recently completed fiscal quarter of the Borrower.

     e. Restricted LCR Investments. From and after the Effective Date, the aggregate of all Investments shall not exceed $200,000,000; provided, however, that the Borrower or LRC may invest in LCR, in excess of such $200,000,000, all or a portion of the proceeds from any capital markets offering consisting solely of equity securities.

     f. Methodology for Determining Covenant Compliance. Notwithstanding any contrary provision of this Agreement, the Borrower's compliance with each of the covenants described in this Section shall be determined in accordance with the following methodology:

          (1) All calculations shall be made without taking into account any Debt or Interest Expense of LCR or CITGO Refining, or any Debt or Interest Expense which CITGO Refining, pursuant to the Company Regulations as the same may be amended or otherwise modified from time to time, is contractually or otherwise liable to pay or provide reimbursement for;

          (2) In the event the Borrower issues Debt ("Replacement Debt") for the purpose of refinancing Debt outstanding under any of the Borrower's public indentures or medium-term note programs ("Replaced Debt"), the aggregate principal amount of such Replacement Debt shall be substituted in place of the Replaced Debt for purposes of all determinations and the calculations, in paragraphs (a) and (c) of this Section; provided, however, that the Net Interest associated with such Replacement Debt shall be included in Interest Expense for purposes of the calculation in paragraph (b) of this Section; and further provided, that the treasurer of the Borrower shall certify to the Administrative Agent that such Replacement Debt will be used to refinance Replaced Debt.

          (3)(A) From the Effective Date until the Borrower's public announcement of its Consolidated Net Income or Loss for the fiscal quarter ended June 30, 1994, the results of operations for, and all information pertaining to, the Borrower's most recently completed quarter or four-fiscal-quarter period, as applicable, shall be determined by converting to an annualized four-fiscal-quarter period, information publicly announced by the Borrower as its Consolidated Net Income or Loss for the most recent three month, six month or nine month period, as available, from and including the fiscal quarter ended September 30, 1993; and

          (3)(B) From the date of the Borrower's public announcement of its Consolidated Net Income or Loss for the fiscal quarter ended June 30, 1994 and during the remainder of the term of this Agreement, the results of operations for, and all information pertaining to, the Borrower's most recently completed quarter or four-fiscal-quarter period, as applicable, shall be determined based upon the last quarter, or the four-fiscal-quarter period (the last quarter of which is the most recent quarter), for which the Borrower has made a public announcement of its Consolidated Net Income or Loss.

                                  ARTICLE VI

                             DEFAULTS AND REMEDIES


     SECTION 6.01. Defaults. If one or more of the following events (herein called "Events of Default") shall occur and be continuing:

          (a) the Borrower shall default in the payment when due of any principal of any Loan or any reimbursement obligation in respect of any Letter of Credit, or shall default in the payment within five days of the due date thereof of any interest on any Loan or any other amount payable hereunder;

          (b) the Borrower shall fail to perform or observe any covenant or agreement to be performed by it contained in Section 5.01(e), Section 5.02(b) or Sections 5.03 through 5.08;

          (c) the Borrower shall fail to perform or observe any covenant or agreement to be performed by it contained in this Agreement (other than those covered by paragraphs (a) or (b) above) for 30 days after written notice of such failure is given to the Borrower by the Administrative Agent at the request of any Bank;

          (d) the Borrower shall have made, or be deemed to have made pursuant to Section 3.02, any representation or warranty in this Agreement, or in any certificate, financial statement or other document delivered pursuant hereto, which shall prove to have been incorrect in any material respect when so made or deemed to have been made;

          (e) the Borrower or any Subsidiary shall fail to pay any indebtedness for borrowed money (other than the Loans or any reimbursement obligation in respect of any Letters of Credit) payable or guaranteed by it, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness or guarantee; provided, however, that the aggregate amount of such indebtedness or guarantee, including any interest or premium thereon, shall exceed $15,000,000;

          (f) LRC shall be determined (upon exhaustion of all appeals and expiration of all cure periods as provided in the Company Regulations) to be in default of any of its material obligations pursuant to the Company Regulations;

          (g) the Borrower or any Restricted Subsidiary or LCR shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall take any corporate action to authorize any of the foregoing, or shall fail generally to pay its debts as they become due, or shall admit in writing its inability to pay its debts as they become due;

          (h) an involuntary case or other proceeding shall be commenced against the Borrower or any Restricted Subsidiary or LCR seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Restricted Subsidiary or LCR under the federal bankruptcy laws as now or hereafter in effect;

          (i) any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $25,000,000 (collectively, a "Material Plan") shall be filed under Title IV of ERISA by any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against any member of the Controlled Group to enforce Section 515 of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

          (j) a final, non-appealable judgment or order for the payment of money in excess of $15,000,000 shall be rendered against the Borrower or any Restricted Subsidiary or LCR and such judgment or order shall continue unsatisfied for a period of 30 days;

     then, and without notice upon the occurrence of an Event of Default specified in Section 6.01(g) or Section 6.01(h), or, by notice to the Borrower upon the occurrence and during the continuation of any other Event of Default, the Administrative Agent may and, upon the written request of the Required Banks shall, take any or all of the following actions: (i) declare the Banks' Commitments terminated, whereupon the Commitments of the Banks shall forthwith terminate immediately and any Commitment Fee shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all Obligations owing hereunder, to be, whereupon the same shall become, forthwith due and payable without further presentment, demand, notice of demand or of dishonor and non-payment, protest, notice of protest, notice of intent to accelerate, declaration or notice of acceleration or any other notice of any kind, all of which are hereby waived by the Borrower; and (iii) direct the Borrower to pay, and the Borrower agrees that upon receipt of such notice (or upon the occurrence of an Event of Default specified in Section 6.01(g) or Section 6.01(h)), it will pay to the Administrative Agent such additional amount of cash as is equal to the aggregate Stated Amount of all Letters of Credit then outstanding to be held in an interest bearing account with the Administrative Agent, all such cash and interest to be held by the Administrative Agent as security for the Obligations of the Borrower hereunder and under the Notes and the other Loan Documents.

     SECTION 6.02. Other Remedies. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, acting at the request of the Required Banks, may proceed to protect and enforce its rights, either by suit in equity or by action at law or both, or may proceed to enforce the payment of all amounts owing to the Agents and the Banks under the Loan Documents and interest thereon in the manner set forth herein or therein; it being intended that no remedy conferred herein or in any of the other Loan Documents is to be exclusive of any other remedy, and each and every remedy contained herein or in any other Loan Document shall be cumulative and shall be in addition to every other remedy given hereunder and under the other Loan Documents now or hereafter existing at law or in equity or by a statute or otherwise.

     SECTION 6.03. Rights of Setoff. If any Event of Default shall have occurred and be continuing, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank, or any branch, subsidiary or Affiliate of such Bank, to or for the credit or the account of the Borrower against any and all the Obligations of the Borrower now or hereafter existing under this Agreement and the other Loan Documents irrespective of whether or not such Bank or the Administrative Agent shall have made any demand under this Agreement, such Note, or the Obligations and although the Obligations may be unmatured. Each Bank agrees promptly to notify the Borrower after any such setoff and application made by such Bank, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Bank under this Section are in addition to other rights and remedies (including other rights of setoff) which such Bank may have.


                                  ARTICLE VII

                                  THE AGENTS

     SECTION 7.01. Appointment and Authorization. Each Bank irrevocably appoints and authorizes each of the Administrative Agent and the Co-Agent to take such action as Administrative Agent or Co-Agent, as the case may be, on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agent or the Co-Agent, as the case may be, by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

     SECTION 7.02. Agents and Affiliates. Each of the Administrative Agent and the Co-Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though they were not the Agents, and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or LCR or any Affiliate thereof as if they were not the Agents hereunder.

     SECTION 7.03. Action by Agents. The obligations of the Agents hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Agents shall not be required to take any action with respect to any Default, except as expressly provided in Article VI.

     SECTION 7.04. Consultation with Experts. The Agents may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

     SECTION 7.05. Liability of Agents. NEITHER THE AGENTS NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES SHALL BE LIABLE TO ANY BANK FOR ANY ACTION TAKEN OR NOT TAKEN BY THEM IN CONNECTION HEREWITH (I) WITH THE CONSENT OR AT THE REQUEST OF THE REQUIRED BANKS OR (II) IN THE ABSENCE OF ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT THE AGENTS, THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES SHALL BE INDEMNIFIED AND HELD HARMLESS BY THE BANKS FROM ALL COSTS, EXPENSES (INCLUDING COUNSEL FEES AND DISBURSEMENTS) CLAIMS, DEMANDS, ACTIONS, LOSSES OR LIABILITIES ARISING OUT OF THE NEGLIGENCE (WHETHER SOLE OR CONTRIBUTORY) OF SUCH PERSONS. Neither the Agents nor any of their directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any Credit Event hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower;
(iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Agents shall not incur any liability to any Bank by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) reasonably believed by it to be genuine or to be signed by the proper party or parties.

     SECTION 7.06. INDEMNIFICATION. EACH BANK SHALL RATABLY IN ACCORDANCE WITH ITS COMMITMENT, INDEMNIFY EACH OF THE AGENTS (TO THE EXTENT NOT REIMBURSED BY THE BORROWER) AGAINST ANY COST, EXPENSE (INCLUDING COUNSEL FEES AND DISBURSEMENTS), CLAIM, DEMAND, ACTION, LOSS OR LIABILITY INCLUDING ANY LIABILITY FOR EITHER OF THE AGENTS' OWN NEGLIGENCE (EXCEPT SUCH AS RESULT FROM SUCH AGENT'S GROSS NEGLIGENCE OR WILLFUL

MISCONDUCT) THAT SUCH AGENT MAY SUFFER OR INCUR IN CONNECTION WITH THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY SUCH AGENT HEREUNDER. IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT THE AGENTS, THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES SHALL BE INDEMNIFIED AND HELD HARMLESS BY THE BANKS FROM ALL COSTS, EXPENSES (INCLUDING COUNSEL FEES AND DISBURSEMENTS) CLAIMS, DEMANDS, ACTIONS, LOSSES OR LIABILITIES ARISING OUT OF OR RESULTING FROM THE ORDINARY NEGLIGENCE (WHETHER SOLE OR CONTRIBUTORY) OF SUCH PERSONS.

     SECTION 7.07. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agents or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agents or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

     SECTION 7.08. Successor Agents. Either of the Agents may resign at any time by giving written notice thereof to the Banks and the Borrower, with such resignation to be effective upon the acceptance by a successor Agent of its appointment as agent hereunder, as set forth below. Further, upon vote of the Required Banks, either of the Agents may be replaced by any other Bank consented to by the Borrower (which consent shall not be unreasonably withheld) and which Bank consents to assume the duties of the Agent being replaced; provided, however, that upon any such resignation or removal, the remaining Agent may assume the role and responsibilities of the resigning Agent, with the consent of the Borrower, which consent shall not be unreasonably withheld. If the remaining Agent chooses not accept to such appointment following a resignation, the Required Banks shall have the right to appoint a successor Agent, with the consent of the Borrower, which consent shall not be reasonably withheld. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a Bank or a commercial bank organized under the laws of the United States of America or of any state thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

                                  ARTICLE VIII

                            CHANGE IN CIRCUMSTANCES


     SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Fixed Rate
Borrowing:

          (1) the Administrative Agent is advised by the Reference Banks that deposits in dollars (in the applicable amounts) are not being offered to the Reference Banks in the relevant market for such Interest Period, or

          (2) the Required Banks advise the Administrative Agent that the Adjusted CD Rate or the Euro-Dollar Rate, as the case may, as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of funding their Fixed Rate Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such notice no longer exist: (A)(i) if such circumstances relate to CD Loans, the obligations of the Banks to make CD Loans shall be suspended or (ii) if such circumstances relate to the Euro-Dollar Loans, the obligations of the Banks to make Euro-Dollar Loans shall be suspended and (B) unless the Borrower notifies the Administrative Agent at least one Domestic Business Day before the date of any Fixed Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date,

          (i) if such Fixed Rate Borrowing is a CD Borrowing, such CD Borrowing shall instead be made (x) as a Euro-Dollar Borrowing if the Borrower so elects by notice to the Administrative Agent and all of the procedures set forth herein for a Euro-Dollar Borrowing can be complied with at such time or (y) if a Euro-Dollar Borrowing is not possible, then such CD Borrowing shall instead be made as a Base Rate Borrowing, and

          (ii) if such Fixed Rate Borrowing is a Euro-Dollar Borrowing, such Euro-Dollar Borrowing shall be made (x) as a CD Borrowing if the Borrower so elects by notice to the Administrative Agent and all of the procedures set forth herein for a CD Borrowing can be complied with at such time or
     (y) if a CD Borrowing is not elected or is not possible, then such Euro-Dollar Borrowing shall instead be made as a Base Rate Borrowing.

     SECTION 8.02. Illegality. If, after the Effective Date, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist (which such Bank shall do forthwith) the obligation of such Bank to make Euro-Dollar Loans shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each such affected Euro-Dollar Loan, together with accrued interest thereon. Concurrently with prepaying each such affected Euro-Dollar Loan, the Borrower shall borrow a Base Rate Loan (or, if the Borrower so elects by at least one Domestic Business Day's notice to the Administrative Agent and such Bank, the Borrower shall borrow a CD Loan from such Bank in a principal amount equal to the principal amount of such affected Euro-Dollar Loan for an Interest Period coincident with the remaining term of the Interest Period applicable to such affected Euro-Dollar Loan of the Borrower, and such Bank shall make such a Base Rate (or other) Loan.

     SECTION 8.03. Increased Cost and Reduced Return. (a) If on or after the Effective Date, in the case of any Loan or any obligation to make Loans or any obligations to issue or participate in any Letters of Credit, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Parent or Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

          (i) shall subject any Bank (or its Applicable Lending Office) to any tax, duty or other charge with respect to its Fixed Rate Loans or participation in Letters of Credit, its Notes or its obligation to make Fixed Rate Loans or issue Letters of Credit, or shall change the basis of taxation of payments to any Bank (or its Applicable Lending Office) of the principal of or interest on its Fixed Rate Loans or Letters of Credit or any other amounts due under this Agreement in respect of its Fixed Rate Loans or Letters of Credit or its obligation to make Fixed Rate Loans or issue or participate in Letters of Credit (except for changes in the rate of tax on the income of such Bank or its Applicable Lending Office or changes in franchise taxes imposed on it under applicable law); or

          (ii) shall impose, modify or deem applicable any reserve, special deposit, deposit insurance assessment or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding (A) with respect to any CD Loan any such requirement included in an applicable Domestic Reserve Percentage and (B) with respect to any Euro-Dollar Loan any such requirement with respect to which such Bank is entitled to compensation during the relevant Interest Period under Section 8.05) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Fixed Rate Loans, its Notes or its obligation to make Fixed Rate Loans;

and the result of any of the foregoing is to increase the actual cost to such Bank (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan or issuing or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Notes with respect thereto, by an amount reasonably deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank (without duplication of amounts otherwise payable hereunder) such additional amount or amounts as will compensate such Bank for such increased cost or reduction with respect to such affected Fixed Rate Loan or Letter of Credit or such affected sum.

     (b) If any Bank shall have reasonably determined that the adoption of any applicable law, rule or regulation regarding capital adequacy or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Parent or Applicable Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or has had the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank or its Parent could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the

Borrower shall pay to such Bank (without duplication of amounts otherwise payable hereunder) such additional amount or amounts as will compensate such Bank or its Parent for such reduction.

     (c) Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the Effective Date, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section, setting forth the additional amount or amounts to be paid to it hereunder and setting forth in reasonable detail the basis for such compensation shall be conclusive in the absence of manifest error, and the amount set forth therein shall be payable by the Borrower within five days after receipt of such certificate. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

     SECTION 8.04. Substitute Loans. If (i) the obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to Section 8.01 or 8.02 or
(ii) any Bank has demanded compensation under Section 8.03(a) and the Borrower shall, by at least five Euro-Dollar Business Days' prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply (which such Bank shall do forthwith):

          (a) all Loans which would otherwise be made by such Bank as CD Loans or Euro-Dollar Loans, as the case may be, shall be made instead as Base Rate Loans or, if the Borrower shall so elect in its Notice of Borrowing, CD Loans or Euro-Dollar Loans (whichever type is not affected by such circumstances) for an Interest Period coincident with the related Fixed Rate Borrowing, and

          (b) after each of its CD Loans or Euro-Dollar Loans, as the case may be, has been repaid, all payments of principal which would otherwise be applied to repay such Fixed Rate Loans shall instead be applied to repay its Loans made pursuant to Section 8.02 or clause (a) above.

     SECTION 8.05. Regulation D Compensation. Each Bank may require the Borrower to pay, contemporaneously with each payment of interest on Euro-Dollar Borrowings, additional interest on the related Euro-Dollar Loan of such Bank at a rate per annum equal to the excess of (i) (A) the applicable Euro-Dollar Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the rate specified in clause (i)(A). Any Bank electing to require payment of such additional interest (x) shall so

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

notify the Borrower and the Administrative Agent, in which case such additional interest on the Euro-Dollar Loans of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least five Euro-Dollar Business Days after the giving of such notice and (y) shall notify the Borrower at least five Euro-Dollar Business Days prior to each date on which interest is payable on the Euro-Dollar Loans of the amount then due it under this Section.

     SECTION 8.06. Substitution of Bank. If (i) the obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to Section 8.01 or 8.02 or
(ii) any Bank has demanded compensation under Section 8.03 or 8.05, or if any Bank has notified the Borrower that it is not capable of receiving payments without deduction or withholding pursuant to Section 2.18 the Borrower shall have the right, with the assistance of the Administrative Agent and the Co-Agent, to seek a mutually satisfactory substitute bank or banks (which may be one or more of the Banks) to purchase the Notes for cash without recourse to such Bank and assume the Commitment and participation in any Letters of Credit of such Bank. Any such purchase shall be at par, shall be subject to the provisions of Section 2.14, shall be without prejudice to the Borrower's obligations under Section 9.04 and shall release such Bank from all further obligations under this Agreement.


                                  ARTICLE IX

                                 MISCELLANEOUS


     SECTION 9.01. Notices. All notices and other communications provided for herein shall be in writing (including bank wire, telex, telegraph, telecopy, cable or similar writing) and shall be given to the intended recipient at the "Address for Notices" specified, if the intended recipient is the Borrower or any of the Agents, below its name on the signature pages hereof or, if the intended recipient is a Bank, in such Bank's Administrative Questionnaire, or, as to any party, at such other address as shall be designated by such party in a notice to the Borrower and the Administrative Agent. All notices and other communications shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by telecopier, upon telephone confirmation that the telecopied document has been received by the individual to whom it was addressed, or (iv) if given by any other means, when delivered at the address specified in this Section; provided, however, that notices to the Administrative Agent under

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

Article II or VIII hereof shall not be effective until received and notices to the Borrower under Section 6.01 shall not be effective until such notice is received.

     SECTION 9.02. No Waiver. No failure on the part of any of the Agents or any Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

     SECTION 9.03. GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES.

     SECTION 9.04.   Expenses; Documentary Taxes; Indemnification.   (a)  The
Borrower shall pay, within 30 days after receipt of a reasonably detailed statement setting forth the amount and nature thereof, (i) all out-of-pocket expenses of the Agents, including the reasonable fees and disbursements of one firm serving as special counsel for both Agents, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Agents or any Bank, including reasonable fees and disbursements of counsel (either outside counsel or in-house counsel, as the case may be), in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom. The Borrower shall indemnify each Bank against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Notes.

     (B) THE BORROWER AGREES TO INDEMNIFY EACH BANK (AND THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS AND EMPLOYEES) AND EACH AGENT (AND THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS AND EMPLOYEES) AND HOLD EACH BANK AND EACH AGENT HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, LOSSES, DAMAGES, COSTS AND EXPENSES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, THE REASONABLE FEES AND DISBURSEMENTS OF COUNSEL (EITHER OUTSIDE COUNSEL OR IN-HOUSE COUNSEL, AS THE CASE MAY BE) FOR ANY BANK AND THE AGENTS IN CONNECTION WITH ANY INVESTIGATIVE, ADMINISTRATIVE OR JUDICIAL PROCEEDING, WHETHER OR NOT SUCH BANK OR THE AGENT SHALL BE DESIGNATED A PARTY THERETO) WHICH MAY BE INCURRED BY ANY BANK, OR BY ANY AGENT IN CONNECTION WITH ITS ACTIONS AS AGENT HEREUNDER, RELATING TO OR ARISING OUT OF ARTICLE VI OR VII OF THIS AGREEMENT OR ANY ACTUAL OR PROPOSED USE OF PROCEEDS OF LOANS HEREUNDER.

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

     (C) EACH AGENT AND EACH BANK ENTITLED TO INDEMNITY FROM THE BORROWER UNDER ANY PROVISION OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE INDEMNIFIED AND HELD HARMLESS TO THE EXTENT PROVIDED THEREUNDER AGAINST ANY AND ALL LOSSES, LIABILITIES, DAMAGES, CLAIMS, DEFICIENCIES, JUDGMENTS, COSTS OR REASONABLE EXPENSES RELATING TO ENVIRONMENTAL LAWS OR RELEASES IF ANY OF SUCH LOSSES, LIABILITIES, DAMAGES, CLAIMS, DEFICIENCIES, JUDGMENTS, COSTS OR EXPENSES RELATE TO VIOLATIONS OF REQUIREMENTS OF ENVIRONMENTAL LAWS RESULTING FROM ANY OF THE BORROWER'S AND ITS CONSOLIDATED SUBSIDIARIES' OPERATIONS (OTHER THAN AS A RESULT OF AN INDEMNIFIED PERSON'S ACTS OR OMISSIONS IF SUCH INDEMNIFIED PERSON IS DEEMED TO BE A "PERSON IN CONTROL" UNDER ANY STATE OR FEDERAL STATUTE OR REGULATION).

     (D) WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS BUT IN ALL EVENTS SUBJECT TO PARAGRAPH (E) OF THIS SECTION 9.04, IT IS THE EXPRESS INTENTION OF THE BORROWER AND THE OTHER PARTIES HERETO THAT EACH INDEMNIFIED PERSON ENTITLED TO INDEMNITY UNDER ANY PROVISION OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE INDEMNIFIED AND HELD HARMLESS TO THE EXTENT PROVIDED THEREUNDER AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DEFICIENCIES, JUDGMENTS OR REASONABLE EXPENSES ARISING OUT OF OR RESULTING FROM THE ORDINARY NEGLIGENCE (WHETHER SOLE OR CONTRIBUTORY) OF SUCH INDEMNIFIED PERSON.

     (E) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OTHER DOCUMENT OR INSTRUMENT, IN NO EVENT SHALL THE BORROWER BE LIABLE IN ANY MANNER WITH RESPECT TO ANY LIABILITIES DAMAGES, LOSSES, CLAIMS, DEFICIENCIES, JUDGMENTS, COSTS OR EXPENSES OF ANY KIND FOR ANY ACTS OR OMISSIONS CONSTITUTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR VIOLATION OF LAW ON THE PART OF ANY INDEMNIFIED PERSON.

     SECTION 9.05. Amendments, Etc.. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of any Agent are affected thereby, by such Agent); provided, however, that no such amendment, waiver or modification shall, unless signed by all the Banks, (i) increase or decrease the Commitment of any Bank (except for increases to the Commitment of any Bank pursuant to Section 8.06 to which such Bank has agreed in writing), (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any termination of any Commitment, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement or (v) amend or waive any provision of Section 3.01 or this Section 9.05.

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

     SECTION 9.06. Counterparts; Integration. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

     SECTION 9.07. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.

     (b) Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or any or all of its Loans or any or all of its Commitment Percentage of Letter of Credit Outstandings. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Agents, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agents shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i),
(ii), (iii) or (iv) of Section 9.05 without the consent of the Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14 and 9.04 and Article VIII with respect to its participating interest; provided, however, that all amounts payable to a Bank for the account of a Participant under Sections 2.14 and 9.04 and Article VIII shall be determined as if such Bank had not granted such participation to the Participant. An assignment or other transfer which is not permitted by subsection (c) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

     (c) Any Bank may, upon 5 days notice to the Administrative Agent and the Borrower, assign to one or more banks or other institutions (each an "Assignee") all, or a proportionate part of all (in minimum amounts of $10,000,000 and in multiples of $1,000,000), of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an instrument executed by such Assignee and such transferor Bank, with (and subject to) the written consent of the Borrower and the Administrative Agent; which shall not be unreasonably withheld; provided, however, that if an Assignee is the local Federal Reserve Bank branch for the region in which such Bank is located and is receiving a collateral assignment or is an affiliate of such transferor Bank, no such consent shall be required. Upon execution by the transferor Bank, the Borrower, the Assignee and the Agents, and delivery of, such an instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to the extent of such assignment, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Agents and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the Assignee. Prior to the issuance of any such new Note, the Assignee to which such Note is issued shall pay to the Administrative Agent a fee of $2,000.00.

     (d) No Assignee or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section 8.03 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 8.02 or 8.03 requiring such Bank to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

     (e) If any Reference Bank assigns its Notes to an unaffiliated institution, the Administrative Agent shall, in consultation with the Borrower and with the consent of the Required Banks, appoint another bank to act as a Reference Bank hereunder.

     SECTION 9.08. Survival. The obligations of the Borrower under Article VIII and Section 9.04 shall survive the repayment of the Loans and the satisfaction of the Letter of Credit Outstandings and the termination of the Commitments.

     SECTION 9.09. Acknowledgement. The Borrower acknowledges that the Banks have entered into this Agreement in reliance on the Borrower's assurance that the Borrower does not intend to use the proceeds of any Borrowings hereunder in a manner which would violate any applicable law or governmental rule or regulation.

     SECTION 9.10. Headings. The Table of Contents and Article and Section headings used herein shall not affect the interpretation of any provision of this Agreement.

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


     SECTION 9.11. Sharing of Setoffs. Each Bank agrees that, if it shall, by exercising any right of setoff or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it or any Letter of Credit Outstandings which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Note held by such other Bank or any Letter of Credit Outstandings (other than disproportionate payments to any Bank provided for by this Agreement), the Bank receiving such proportionately greater payment shall purchase such participation in the Notes held by, or the rights in respect of Letter of Credit Outstandings of, the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes and Letter of Credit Outstandings held by the Banks shall be shared by the Banks pro rata; provided, however, that nothing in this Section shall impair the right of any Bank to exercise any right of setoff or counterclaim it may have and to apply the amount recovered thereby to the payment of indebtedness of the Borrower other than its indebtedness under the Notes, or in respect of Letter of Credit Outstandings. If under any applicable bankruptcy, insolvency or other similar law, any Bank receives a secured claim in lieu of a setoff to which this Section applies, such Bank shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Banks entitled under this Section to share in the benefits of any recovery on such secured claim.

     SECTION 9.12. Collateral. Each of the Banks represents to the Agents and each of the other Banks that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

     SECTION 9.13. CONSENT TO JURISDICTION. (a) THE BORROWER IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN HARRIS COUNTY, TEXAS OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY NOTE OR ANY LETTER OF CREDIT. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE BORROWER AGREES THAT A FINAL, NONAPPEALABLE JUDGMENT IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH A COURT SHALL BE CONCLUSIVE AND BINDING UPON THE BORROWER AND MAY BE ENFORCED IN ANY FEDERAL OF STATE COURT SITTING IN THE STATE OF TEXAS (OR ANY OTHER COURTS TO THE JURISDICTION OF WHICH THE BORROWER IS OR MAY BE SUBJECT) BY A SUIT UPON SUCH JUDGMENT; PROVIDED, HOWEVER, THAT SERVICE OF PROCESS IS EFFECTED

UPON THE BORROWER IN ONE OF THE MANNERS SPECIFIED IN SUBSECTION (b) OF THIS SECTION OR AS OTHERWISE PERMITTED BY LAW.

     (b) SERVICE OF PROCESS. THE BORROWER HEREBY CONSENTS TO PROCESS BEING SERVED IN ANY SUIT, ACTION OR PROCEEDING REFERRED TO IN THE FIRST SENTENCE OF SUBSECTION (a) OF THIS SECTION IN ANY FEDERAL OR STATE COURT SITTING IN HARRIS COUNTY, TEXAS BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED AIR MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO THE BORROWER AT ITS ADDRESS SPECIFIED IN SECTION 9.01 OR TO ANY OTHER ADDRESS OF WHICH THE BORROWER SHALL HAVE GIVEN WRITTEN NOTICE TO THE ADMINISTRATIVE AGENT. THE BORROWER IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ALL CLAIM OF ERROR BY REASON OF ANY SUCH SERVICE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY AGENT OR ANY BANK. THE BORROWER AGREES THAT SUCH SERVICE, TO THE FULLEST EXTENT PERMITTED BY LAW, SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON THE BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING AND SHALL BE TAKEN AND HELD TO BE VALID AND PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO THE BORROWER.

     (c) NO LIMITATION ON SERVICE OR SUIT. NOTHING IN THIS ARTICLE SHALL AFFECT THE RIGHT OF ANY AGENT OR ANY BANK TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR LIMIT THE RIGHT OF ANY AGENT OR ANY BANK TO BRING PROCEEDINGS OTHERWISE PERMITTED BY LAW AGAINST THE BORROWER IN THE COURTS OF THE JURISDICTION OF ANY BANK'S LENDING OFFICE OR THE COURTS OF ANY JURISDICTION OR JURISDICTIONS IN WHICH THE BORROWER HAS ANY ASSETS.

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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                         LYONDELL PETROCHEMICAL COMPANY

                         By:
                         Title:  Russell S. Young
                                 Senior Vice President, Chief Financial Officer and Treasurer

                         Address for Notices:

                         One Houston Center
                         Suite 1600
                         1221 McKinney Street
                         P.O. Box 3646
                         Houston, Texas 77253-3646
                         Attn: Treasurer

                         Telephone No.:  (713) 652-7200
                         Telecopier No.: (713) 652-7430


                         TEXAS COMMERCE BANK NATIONAL ASSOCIATION, as
                         Administrative Agent

                         By:
                         Title:  D. G. Mills
                                 Vice President

                         Address for Notices:
                         712 Main Street
                         Houston, Texas 77002
                         Attn:  Syndications Department

                         Telephone No.:  (713) 216-4037
                         Telecopier No.: (713) 216-2339

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

                         CONTINENTAL BANK N.A., as Co-Agent


                         By:
                         Title:  R. R. Ingersoll
                                 Managing Director

                         Address for Notices:
                         231 South LaSalle Street, 10th Floor
                         Chicago, IL  60697
                         Attn:  Kathryn Rayford

                         Telephone No.:  (312) 828-3488
                         Telecopier No.:  (312) 984-5614

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